Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

by and among

LIFE360, INC.,

JIOBIT MERGER SUB I, INC.,

JIOBIT MERGER SUB II, LLC,

JIO, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholders’ Agent

Dated as of July 27, 2021

Page

1. DESCRIPTION OF TRANSACTION

1.1	The Mergers	2
1.2	Effects of the Mergers	2
1.3	Closing; Mergers	3
1.4	Certificate of Incorporation and Bylaws; Directors and Officers; LLC Agreement	8
1.5	Conversion of Shares	8
1.6	Escrows	10
1.7	Contingent Consideration	11
1.8	Income Tax Reporting	18
1.9	Treatment of Company Options	19
1.10	Treatment of Company Warrants	20
1.11	Dissenting Shares	21
1.12	Exchange of Company Stock Certificates; Payment Agent	22
1.13	Purchase Price Adjustment	24
1.14	Tax Free Reorganization Matters	27
1.15	Further Action	28

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Due Organization; Organizational Documents	28
2.2	Capital Structure	28
2.3	Financial Statements and Related Information	31
2.4	No Liabilities; Indebtedness; Accounts Receivable; Accounts Payable	32
2.5	Absence of Changes	33
2.6	Tangible Personal Property	34
2.7	Bank Accounts	34
2.8	Real Property; Lease Agreements	34
2.9	Intellectual Property; Privacy and Data Security; Information Technology	35
2.10	Confidential Information and Invention Assignment Agreements	39
2.11	Material Contracts	40
2.12	Compliance with Laws	42
2.13	Governmental Authorizations	42
2.14	Tax Matters	42
2.15	Employee and Labor Matters; Benefit Plans	44
2.16	Environmental Matters	49
2.17	Insurance	49
2.18	Related Party Transactions	49
2.19	Legal Proceedings; Orders	50
2.20	Authority; Binding Nature of Agreement	50
2.21	Non-Contravention; Consents	51
2.22	Significant Business Relationships	52
2.23	Vote Required	52
2.24	Trade Control Laws	52

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(continued)

Page

2.25	Anti-Corruption	52
2.26	Minute Books	53
2.27	Brokers	53
2.28	Intended Tax Treatment	53

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

3.1	Organization and Standing	53
3.2	Authority; Binding Nature of Agreement	54
3.3	Non-Contravention; Consents	54
3.4	Brokers	55
3.5	Stock Portion of Merger Consideration	55
3.6	Intended Tax Treatment	55
3.7	Parent Plan	55

4. CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation	55
4.2	Operation of the Business of the Company	56
4.3	Stockholder Consent	58
4.4	Notification	59
4.5	No Negotiation	60
4.6	Termination of Certain Benefit Plans	60
4.7	Data Room Information	60
4.8	Termination/Amendment of Agreements and Release of Encumbrances	61
4.9	Supplement to Disclosure Schedules	61
4.10	Officer and Director Indemnification	61
4.11	Payoff Letters and Invoices; Estimated Merger Consideration Certificate	62

5. CERTAIN COVENANTS OF THE PARTIES

5.1	Filings and Consents	62
5.2	Retention Bonus Pool	64
5.3	Parent Common Stock; CDIs	64
5.4	RWI Policy	65
5.5	Filing of UCC-1 Financing Statement	65
5.6	Company Preferred Stock Payments	65
5.7	Further Action	65

6. TAX MATTERS

6.1	Liability for Taxes	66
6.2	Tax Matters	66
6.3	Assistance and Cooperation	69

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

7.1	Accuracy of Representations	69

(continued)

Page

7.2	Performance of Covenants	70
7.3	Regulatory Approvals	70
7.4	No Material Adverse Effect	70
7.5	Stockholder Approval	70
7.6	Dissenting Shares	70
7.7	Officer’s Certificate	70
7.8	Closing Documents	70
7.9	No Restraints	70
7.10	Section 280G Stockholder Approval	70
7.11	Termination of Employee Plans	71
7.12	Employment Matters	71

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

8.1	Accuracy of Representations	71
8.2	Performance of Covenants	71
8.3	Regulatory Approvals	71
8.4	Officer’s Certificate	72
8.5	Stockholder Approval	72
8.6	No Restraints	72

9. TERMINATION

9.1	Termination Events	72
9.2	Termination Procedures	73
9.3	Effect of Termination	74

10. INDEMNIFICATION, ETC.

10.1	Survival of Representations, Etc	74
10.2	Indemnification	75
10.3	Limitations	76
10.4	Exclusivity of Remedy, Further Limitations and Source of Funds for Indemnification	78
10.5	Notice of Claims	79
10.6	Defense of Third Party Claims	79
10.7	Parent’s Right of Set-Off	80
10.8	Exercise of Remedies Other Than by Parent	81
10.9	Tax Treatment of Indemnity Payments	81
10.10	Release of Funds From Indemnification Escrow Fund Following the Escrow Release Date	81

11. MISCELLANEOUS PROVISIONS

11.1	Securityholders’ Agent	82
11.2	Further Assurances	84
11.3	Fees and Expenses	84
11.4	Notices	85

(continued)

Page

11.5	Headings	86
11.6	Counterparts and Exchanges by Electronic Transmission	86
11.7	Governing Law; Dispute Resolution	86
11.8	Successors and Assigns	87
11.9	Remedies Cumulative; Specific Performance	87
11.10	Waiver	87
11.11	Waiver of Jury Trial	87
11.12	Amendments	87
11.13	Severability	88
11.14	Parties in Interest	88
11.15	No Public Announcement	88
11.16	Entire Agreement	88
11.17	Disclosure Schedule	88
11.18	Construction	89
11.19	Legal Representation	89

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of First Certificate of Merger
Exhibit C	Form of Second Certificate of Merger
Exhibit D	Form of Revesting Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Form of Master Parent Promissory Note
Exhibit I	Form of Escrow Agreement
Exhibit J	Form of PPP Escrow Agreement
Exhibit K	Form of Payment Agent Agreement
Exhibit L	Form of Letter of Transmittal
Exhibit M	Form of Warrant Letter of Transmittal
Exhibit N	Retention Bonus Terms
Exhibit O	Form of Retention Bonus Agreement
Exhibit P	Current Assets and Current Liabilities
Exhibit Q	Knowledge Individuals
Exhibit R	Form of RWI Policy

SCHEDULES

Schedule 1.3(d)(ii)	Agreements to be Amended or Terminated
Schedule 1.3(d)(xi)	Payoff Letters
Schedule 1.3(d)(xiv)	Third Party Assignments, Consents and Certificates
Schedule 1.3(d)(xviii)	Affiliate Arrangements
Schedule 1.7(d)	Contingent Consideration Extension Multipliers
Schedule 1.10	Terminated Warrants
Schedule 4.2(b)	Permitted Pre-Closing Items
Schedule 4.8(a)	Agreements to be Terminated
Schedule 4.8(b)	Agreements to be Amended
Schedule 7.3	Antitrust Jurisdictions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 27, 2021, by and among LIFE360, INC., a Delaware corporation (“Parent”), JIOBIT MERGER SUB I, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), JIOBIT MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), JIO, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Agent (as defined in Section 11.1(a)). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, the Merger Subs and the Company wish to effect a business combination through (i) the statutory merger of Merger Sub I with and into the Company (the “First Merger”), pursuant to which the Company would be the surviving corporation and would become a wholly owned Subsidiary of Parent (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and (ii) as part of the same overall transaction, and immediately following the First Merger, the statutory merger of the Surviving Corporation with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), pursuant to which Merger Sub II would be the surviving limited liability company and would become a wholly owned Subsidiary of Parent (Merger Sub II, in its capacity as the surviving limited liability company of the Second Merger, is sometimes referred to as the “Surviving LLC”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”).

B. The board of directors of the Company has unanimously: (i) determined that the Mergers are advisable, fair to and in the best interests of, the Company and its stockholders and approved this Agreement; (ii) approved the Mergers upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and the DLLC; and (iii) recommended that the stockholders of the Company adopt and approve this Agreement and the Mergers.

C. (i) The boards of directors of each of Parent and Merger Sub I have unanimously: (a) determined that the First Merger is advisable, fair to and in the best interests of, Parent and Merger Sub I and approved this Agreement; and (b) approved the First Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL; (ii) the board of directors of Merger Sub I has unanimously recommended that the sole stockholder of Merger Sub I adopt and approve the Merger Agreement and the First Merger; (iii) the board of directors of Parent has unanimously: (a) determined that the Second Merger is advisable, fair to and in the best interests of, Parent; and (b) approved this Agreement and approved the Second Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the DGCL and the DLLC; and (iv) Parent, in its capacity as the sole stockholder of Merger Sub I and the sole member of Merger Sub II, has adopted and approved this Agreement and the transactions contemplated hereby, including the Mergers.

D. The parties hereto intend, by executing this Agreement, that the Mergers are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

E. As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Key Employees is executing and delivering to the Company and Parent an employment agreement with the Surviving LLC (each, a “Signing Date Employment Agreement” and, collectively, the “Signing Date Employment Agreements”), which shall become effective as of the Closing.

AGREEMENT

The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1 The Mergers. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the First Effective Time (as defined below), Merger Sub I shall merge with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent; and all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation. At the Second Effective Time (as defined below), the Surviving Corporation shall merge with and into Merger Sub II, an entity disregarded as separate from its owner for U.S. federal income Tax purposes, in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall be the surviving limited liability company, and shall remain an entity disregarded as separate from its owner for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware as a wholly owned Subsidiary of Parent; and all of the properties, rights, privileges, powers and franchises of the Surviving Corporation will vest in the Surviving LLC, and all of the debts, liabilities, obligations and duties of the Surviving Corporation will become the debts, liabilities, obligations and duties of the Surviving LLC.

1.2 Effects of the Mergers. The Mergers shall have the effects as set forth herein and in the applicable provisions of the DGCL and the DLLC.

1.3 Closing; Mergers.

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025 at 10:00 a.m. (Pacific time), or remotely via the electronic exchange of executed documents and other closing deliverables, no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

(b) First Merger. On the Closing Date, Merger Sub I and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit B (the “First Certificate of Merger”) and file the same with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the First Certificate of Merger. The date and time when the First Merger shall become effective is herein referred to as the “First Effective Time”.

(c) Second Merger. On the Closing Date and as soon as practicable after the First Effective Time, Parent shall cause the Surviving Corporation and Merger Sub II to duly execute the certificate of merger in substantially the form attached hereto as Exhibit C (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and file the same with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and the DLLC. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Second Certificate of Merger. The date and time when the Second Merger shall become effective is herein referred to as the “Second Effective Time”.

(d) Company Closing Deliverables. At the Closing, the Company shall deliver the following agreements and documents to Parent:

(i) evidence that this Agreement has been duly adopted and approved by the Required Merger Stockholder Votes, and such adoption and approval has not been withdrawn rescinded or otherwise revoked;

(ii) agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule 1.3(d)(ii) in the manner described on Schedule 1.3(d)(ii);

(iii) the Company Closing Certificate;

(iv) a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (such spreadsheet, supporting documentation and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):

(1) (A) the aggregate amount of all Company Transaction Expenses, together with a detailed breakdown thereof and payment instructions, as applicable; (B) the Closing Indebtedness Amount, together with a detailed breakdown thereof and payment instructions, as applicable; (C) the Aggregate Exercise Price; (D) the Closing Cash Amount; (E) the Closing Net Working Capital Shortfall Amount; (F) the Closing Net Working Capital Excess Amount; (G) the resulting calculation of the Adjustment Amount (the “Estimated Adjustment Amount”); (H) the Adjusted Closing Consideration; (I) the Per Share Closing Notes Amount; (J) the Per Share Closing Stock Amount; (K) the Pro Rata Share of each Effective Time Holder; and (L) the Common Stock Exchange Ratio;

(2) with respect to each Person who is a holder of Outstanding Capital Stock: (A) the name, e-mail address and last known address of record of each such holder; (B) the number of shares of Outstanding Capital Stock of each class and series held by each such holder; (C) the consideration that each such holder is entitled to receive pursuant to Section 1.5; (D) such holder’s Indemnification Escrow Fund Contribution Amount, PPP Escrow Fund Contribution Amount and Expense Fund Contribution Amount; (E) the net cash amount to be paid to each such holder by the Payment Agent in accordance with Section 1.12 (after deduction of any amounts to be contributed to the Indemnification Escrow Fund, PPP Escrow Fund and the Expense Fund by such holder);

(3) with respect to each Person who is a holder of an Outstanding Option: (A) the name, e-mail address and last known address of record of such holder; (B) the exercise price per share (or deemed exercise price per share) and the number of shares of Company Common Stock subject to such Outstanding Option; and (C) the number of shares of Parent Common Stock issuable upon exercise of the Parent Option issued with respect to such Outstanding Option assumed by Parent pursuant to Section 1.9 and the exercise price per share of such Parent Option as determined pursuant to Section 1.9;

(4) with respect to each Person who is a holder of an Outstanding Company Warrant: (A) the name, e-mail address and last known address of record of such holder; (B) the exercise price per share, if any, and the number of shares and class of Company Capital Stock subject to such Outstanding Company Warrant; (C) the consideration that such holder is entitled to receive pursuant to Section 1.10; and (D) such holder’s Indemnification Escrow Fund Contribution Amount, PPP Escrow Fund Contribution Amount and Expense Fund Contribution Amount; and

(5) documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(v) the First Certificate of Merger, duly executed by the Company;

(vi) a certificate, in form and substance reasonably satisfactory to Parent, duly executed by the Secretary of the Company and dated as of the Closing Date, certifying and attaching: (A) the Organizational Documents of the Company; (B) the resolutions adopted by the board of directors of the Company and the stockholders of the Company representing the Required Merger Stockholder Votes, in each case to authorize and adopt this Agreement, the Mergers and the other transactions contemplated hereby; and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, including the Mergers;

(vii) written resignations, in form and substance reasonably satisfactory to Parent, duly executed by each officer and member of the board of directors (or analogous governing body) of the Company, such resignations to be effective as of the Closing;

(viii) (A) with respect to all Disqualified Individuals, copies of duly executed Parachute Payment Waiver Agreements by and between the Company and the applicable Disqualified Individual, and (B) evidence reasonably satisfactory to Parent of the outcome of the vote of the stockholders of the Company regarding whether to approve any Section 280G Payment that may be payable to a Disqualified Individual, where, if approved by stockholders of the Company holding the number of shares of Company Capital Stock required under Section 280G in order for such Section 280G Payments not to be deemed parachute payments under Section 280G, such approval would comply with all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G;

(ix) a certificate, in form and substance reasonably satisfactory to Parent, duly executed by an authorized officer of the Company and dated as of the Closing Date, stating that the Company Capital Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), together with a properly executed notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), which Parent shall be authorized to deliver to the IRS on behalf of the Company (including the Surviving Corporation and the Surviving LLC) following the Closing;

(x) evidence reasonably satisfactory to Parent that all security interests and other Encumbrances (other than Permitted Encumbrances or any nonexclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course) in any assets of the Company or any of its Subsidiaries have been released prior to or shall be released simultaneously with the Closing;

(xi) payoff letters, in form and substance reasonably satisfactory to Parent, evidencing the discharge or payment in full of the Indebtedness identified on Schedule 1.3(d)(xi) (the “Pay-Off Indebtedness”) in each case duly executed by each holder of such Indebtedness, with, to the extent applicable, an agreement to provide termination statements on Form UCC-3 (or authorization for the Company (including the Surviving Corporation and the Surviving LLC) to file Form UCC-3), or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Encumbrances relating to such Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(xii) evidence reasonably satisfactory to Parent as to the adoption by the board of directors of the Company of resolutions to terminate any Requested Employee Plan;

(xiii) certificates of good standing from the Office of the Secretary of State of the State of Delaware and the applicable Governmental Body in each other jurisdiction in which the Company and each of its Subsidiaries is incorporated or formed or otherwise is qualified to do business, dated as of a date no more than five (5) Business Days prior to the Closing Date, that the Company and each such Subsidiary is in good standing;

(xiv) all assignments, Consents or other certificates set forth in Schedule 1.3(d)(xiv), in each case, in form and substance reasonably satisfactory to Parent and duly executed and in full force and effect;

(xv) the Escrow Agreement, duly executed by the Securityholders’ Agent;

(xvi) a revesting agreement, in the form attached hereto as Exhibit D, (each a “Revesting Agreement”), duly executed by each Key Revesting Employee;

(xvii) a restrictive covenant and release agreement, in the form attached hereto as Exhibit E (each, a “Restrictive Covenant Agreement”), duly executed by each Key Employee;

(xviii) evidence, in form and substance reasonably satisfactory to Parent, of the termination of each Affiliate Arrangement, except for the Affiliate Arrangements set forth on Schedule 1.3(d)(xviii), without Liability of the Company (including the Surviving Corporation and the Surviving LLC), any of its Subsidiaries, Parent and its Affiliates thereunder from and after the Closing;

(xix) evidence, in form and substance reasonably satisfactory to Parent, that the D&O Tail Policy has been obtained and is in full force and effect;

(xx) a certificate, in form and substance reasonably satisfactory to Parent, duly executed by an authorized officer of the Company and dated as of the Closing Date, containing customary information as may be reasonably requested by Parent for purposes of establishing that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxi) a joinder agreement, in the form attached hereto as Exhibit F (each, a “Joinder Agreement”), duly executed by each Effective Time Holder;

(xxii) a lockup agreement, in the form attached hereto as Exhibit G (each, a “Lock-Up Agreement”) duly executed by each Effective Time Holder;

(xxiii) the PPP Escrow Agreement, duly executed by the Company and the PPP Escrow Agent; and

(xxiv) the Payment Agent Agreement, duly executed by the Securityholders’ Agent.

(e) Parent Closing Deliverables. At the Closing, Parent shall deliver to the Company:

(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(ii) the Joinder Agreements, duly executed by Parent;

(iii) the Revesting Agreements, duly executed by Parent;

(iv) the Restrictive Covenant Agreements, duly executed by Parent;

(v) the Lock-Up Agreements, duly executed by Parent; and

(vi) the Payment Agent Agreement, duly executed by Parent and the Payment Agent.

(f) Closing Payments. At the Closing, Parent shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds:

(i) to each holder of the Pay-Off Indebtedness, an amount in cash set forth opposite such Person’s name in the Estimated Closing Statement to the account or accounts designated by such Person therein;

(ii) to the Company, the aggregate amount of Change of Control Payments for further payment to the recipients thereof in accordance with the standard payroll practices of the Company (including the Surviving Corporation and the Surviving LLC), to the account or accounts designated by the Company in the Estimated Closing Statement;

(iii) to each Person owed Company Transaction Expenses (other than Change of Control Payments), an amount in cash set forth opposite such Person’s name in the Estimated Closing Statement to the account or accounts designated by such Person therein;

(iv) to the Escrow Agent an amount in cash equal to the Indemnification Escrow Amount to the account designated by the Escrow Agent pursuant to the Escrow Agreement;

(v) to the PPP Escrow Agent an amount in cash equal to the PPP Escrow Amount to the account designated by the PPP Escrow Agent pursuant to the PPP Escrow Agreement; and

(vi) to the Securityholders’ Agent, an amount in cash equal to the Expense Fund Amount, to the account or accounts designated by the Securityholders’ Agent in the Estimated Closing Statement.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers; LLC Agreement. Unless otherwise determined by Parent prior to the First Effective Time or Second Effective Time, as applicable:

(a) The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the First Effective Time to conform to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “Jio, Inc.”. The bylaws of the Surviving Corporation shall be amended as of the First Effective Time to be identical to the bylaws of Merger Sub I, as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such bylaws.

(b) At the First Effective Time and by virtue of the First Merger, the members of the board of directors of Merger Sub I and the officers of Merger Sub I as of immediately prior to the First Effective Time shall be the initial members of the board of directors of the Surviving Corporation and the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(c) The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving LLC as of the Second Effective Time until thereafter amended as provided by the DLLC and by the terms of the Surviving LLC’s limited liability company agreement.

(d) At the Second Effective Time and by virtue of the Second Merger, Parent shall be the sole member of the Surviving LLC. The officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the officers of the Surviving LLC immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving LLC.

1.5 Conversion of Shares.

(a) Conversion. Subject to Sections 1.11 and 1.12, at the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Subs, the Company, any stockholder of the Company or any other Person:

(i) each share of Company Capital Stock held in the Company’s treasury or owned by Parent, the Merger Subs, the Company or any direct or indirect wholly owned Subsidiary of Parent, the Merger Subs or the Company immediately prior to the First Effective Time (“Disregarded Shares”), if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;

(ii) all shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive:

(A) at the Closing, an interest, rounded to the nearest cent, in the master promissory note issued by Parent in the form attached hereto as Exhibit H (the “Master Parent Promissory Note”), which shall include, among other terms, the ability for the holders of a majority of the outstanding principal amount interests in such Master Parent Promissory Note to convert the Master Parent Promissory Note into shares of Parent Common Stock at any time upon providing notice to Parent in writing, regardless of whether or not the Master Parent Promissory Note has matured per its terms (the “Master Parent Promissory Note Acceleration”); provided, however, any shares of Parent Common Stock issuable upon conversion of the Master Parent Promissory Note shall only be subject to the Lock-Up Agreement to the same extent as the shares issued at the Closing (i.e., subject to lock-up only during the 180 days immediately following the Closing Date), equal to: (1) the product of (I) the Per Share Closing Notes Amount times (II) the total number of shares of Company Capital Stock held by such Non-Dissenting Stockholder; minus (2) the portion of such Non-Dissenting Stockholder’s Indemnification Escrow Fund Contribution Amount attributable to such shares of Company Capital Stock; minus (3) the portion of such Non-Dissenting Stockholder’s PPP Escrow Fund Contribution Amount attributable to such shares of Company Capital Stock; minus (4) the portion of such Non- Dissenting Stockholder’s Expense Fund Contribution Amount attributable to such shares of Company Capital Stock;

(B) at the Closing, the number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (1) the Per Share Closing Stock Amount times (2) the total number of shares of Company Capital Stock held by such Non-Dissenting Stockholder;

(C) an additional interest in the Amended Master Parent Promissory Note, rounded to the nearest cent, equal to such Non-Dissenting Stockholder’s portion of the Additional Closing Notes Consideration, if any, attributable to such shares of Company Capital Stock when issuable pursuant to Section 1.13(e)(ii);

(D) the number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (1) the Per Share Contingent Stock Amount (2021) times (2) the total number of shares of Company Capital Stock held by such Non- Dissenting Stockholder, if any, attributable to such shares of Company Capital Stock, when issuable pursuant to Section 1.7(a);

(E) the number of shares of Parent Common Stock, rounded to the nearest whole share, equal to the product of (1) the Per Share Contingent Stock Amount (2022) times (2) the total number of shares of Company Capital Stock held by such Non- Dissenting Stockholder, if any, attributable to such shares of Company Capital Stock when issuable pursuant to Section 1.7(b); and

(F) any cash disbursements required to be made from the Indemnification Escrow Fund, PPP Escrow Fund and the Expense Fund with respect to such shares to the former holder thereof in accordance with the Escrow Agreement, PPP Escrow Agreement and Section 11.1(f), if, as and when such disbursements are required to be made; and

(iii) each share of common stock, par value $0.00001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted automatically into one share of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) The amount of cash, if any, that each holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock or shares of Company Capital Stock subject to Outstanding Options or shares of Company Capital Stock subject to Outstanding Company Warrants (as defined in Section 1.10), in each case held by such holder (as the case may be), shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock and all Outstanding Options and Outstanding Company Warrants held by such holder. Notwithstanding anything to the contrary set forth herein, no holder of Company Capital Stock shall be entitled to receive any interest in the Master Parent Promissory Note or Parent Common Stock unless and until such holder has executed and delivered to Parent a Lock- Up Agreement and an applicable Investor Questionnaire.

(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the Surviving Corporation, or any other Person, each share of common stock of the Surviving Corporation shall be converted into a single membership interest in the Surviving LLC without payment of any consideration with respect thereto.

1.6 Escrows.

(a) Indemnification Escrow.

(i) Contribution. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Parent shall withhold from the Adjusted Closing Consideration issuable pursuant hereto and deposit into an escrow account with the Escrow Agent an amount in cash equal to the Indemnification Escrow Amount (the “Indemnification Escrow Fund”). The Indemnification Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the escrow agreement to be entered into among Parent, the Securityholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”).

(ii) Escrow Agreement Approval. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company stockholders pursuant to written consents evidencing the Required Merger Stockholder Vote shall constitute approval by such stockholders, as specific terms of the Merger. By executing a written consent approving and adopting this Agreement and approving the Merger and/or a Joinder Agreement, as applicable, the Effective Time Holders will have irrevocably agreed to be bound by and comply with the obligations relating to the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Indemnification Escrow Amount into escrow.

(b) PPP Escrow. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Parent shall withhold from the Adjusted Closing Consideration issuable pursuant hereto and deposit into an escrow account with the PPP Escrow Agent an amount in cash equal to the PPP Escrow Amount (the “PPP Escrow Fund”). The PPP Escrow Fund shall be held by the PPP Escrow Agent to secure payment of the PPP Loan. Following the Closing, Company shall take any and all actions necessary to, and Parent covenants and agrees that it will take all actions necessary to cause Company to, ensure the PPP Escrow Fund will be disbursed as follows and in accordance with the terms of the escrow agreement to be entered into among the Company, the PPP Escrow Agent and the PPP Lender, substantially in the form attached hereto as Exhibit J (the “PPP Escrow Agreement”): (i) to the Payment Agent for further distribution to the Effective Time Holders based on each Effective Time Holder’s respective Pro Rata Share promptly following the Securityholders’ Agent’s receipt of confirmation from the PPP Lender that the PPP Loan has been forgiven by the United States Small Business Administration; or (ii) to the PPP Lender to repay the PPP Loan if the PPP Loan is not forgiven in its entirety by the United States Small Business Administration, with any amount remaining the PPP Escrow Fund (if any) following such repayment to be disbursed to the Effective Time Holders based on each Effective Time Holder’s respective Pro Rata Share. Notwithstanding the foregoing, following the Closing, Company shall not, and Parent covenants and agrees that it will not permit Company to, (y) amend or modify the PPP Escrow Agreement in any manner or (z) consent, authorize or approve the disbursement of the PPP Escrow Fund in a manner inconsistent with the terms set forth in this Section 1.6(b) and the PPP Escrow Agreement, in each case, without obtaining the prior written consent of the Securityholders’ Agent.

1.7 Contingent Consideration.

(a) Contingent Consideration (2021).

(i) On the Contingent Consideration Payment Date (2021) (as defined below), Parent shall issue and deliver to the Payment Agent for distribution to the Effective Time Holders, shares of Parent Common Stock comprising the Achieved Contingent Consideration (2021).

(ii) Within forty-five (45) days following the conclusion of the Year 1 Contingent Consideration Period, Parent shall deliver to the Securityholders’ Agent a schedule prepared in good faith and setting forth in reasonable detail Parent’s calculation of the Qualifying Units Sold (2021), the Qualifying Units Sold Achievement Percentage (2021), the Achieved Contingent Consideration Amount (2021), the Achieved Contingent Consideration (2021) and the Per Share Contingent Stock Amount (2021) (the “Contingent Consideration Schedule (2021)”).

(iii) Following delivery of the Contingent Consideration Schedule (2021), Parent shall allow the Securityholders’ Agent reasonable access to such information, books, records, work papers, personnel and resources of Parent and the Company, in each case, to the extent used in, or related to, Parent’s preparation of the Contingent Consideration Schedule (2021). For purposes of this Agreement, the “Contingent Consideration Payment Date (2021)” shall be on the earlier of (i) within ten (10) days following final determination of the Achieved Contingent Consideration (2021) pursuant to Section 1.7(c), or (ii) if no dispute is raised pursuant to Section 1.7(c), on the earlier of (A) thirty (30) days following the delivery of the Contingent Consideration Schedule (2021), or (B) ten (10) days following receipt by Parent of written notice from the Securityholders’ Agent that the Contingent Consideration Schedule (2021) is not disputed.

(b) Contingent Consideration (2022).

(i) On the Contingent Consideration Payment Date (2022) (as defined below), Parent shall issue and deliver to the Payment Agent for distribution to the Effective Time Holders, shares of Parent Common Stock comprising the Achieved Contingent Consideration (2022).

(ii) Within forty-five (45) days following the conclusion of the Year 2 Contingent Consideration Period, Parent shall deliver to the Securityholders’ Agent a schedule prepared in good faith and setting forth in reasonable detail Parent’s calculation of the Qualifying Units Sold (2022), the Qualifying Units Sold Achievement Percentage (2022), the Achieved Contingent Consideration Amount (2022), the Achieved Contingent Consideration (2022) and the Per Share Contingent Stock Amount (2022) (the “Contingent Consideration Schedule (2022)”).

(iii) Following delivery of the Contingent Consideration Schedule (2022), Parent shall allow the Securityholders’ Agent reasonable access to such information, books, records, work papers, personnel and resources of Parent and the Company, in each case, to the extent used in, or related to, Parent’s preparation of the Contingent Consideration Schedule (2022). For purposes of this Agreement, the “Contingent Consideration Payment Date (2022)” shall be on the earlier of (i) within ten (10) days following final determination of the Achieved Contingent Consideration (2022) pursuant to Section 1.7(c), or (ii) if no dispute is raised pursuant to Section 1.7(c), on the earlier of (A) thirty (30) days following the delivery of the Contingent Consideration Schedule (2022), or (B) ten (10) days following receipt by Parent of written notice from the Securityholders’ Agent that the Contingent Consideration Schedule (2022) is not disputed.

(c) Contingent Consideration Dispute Resolution.

(i) In the event the Securityholders’ Agent disputes any of the calculations set forth in the Contingent Consideration Schedule (2021) or the Contingent Consideration Schedule (2022), as applicable (a “Contingent Consideration Dispute”), the Securityholders’ Agent shall give notice to Parent in writing of such disagreement in reasonable detail and the basis for such disagreement on a line-by-line basis, including the Securityholders’ Agent’s determination of any amount therein that is disputed within twenty (20) Business Days following receipt of the Contingent Consideration Schedule (2021) or the Contingent Consideration Schedule (2022), as applicable (a “Contingent Consideration Dispute Notice”). In the event the Securityholders’ Agent fails for any reason to deliver a Contingent Consideration Dispute Notice to Parent within such twenty (20) Business Day-period, the Contingent Consideration Schedule (2021) or the Contingent Consideration Schedule (2022), as applicable, shall be final and binding on the Parties hereto and the Achieved Contingent Consideration (2021) or the Achieved Contingent Consideration (2022), as applicable, set forth therein shall be deemed final for all purposes under this Agreement. In the event of such a Contingent Consideration Dispute, Parent and the Securityholders’ Agent shall first use their diligent good faith efforts to resolve such Contingent Consideration Dispute among themselves. If Parent and the Securityholders’ Agent are unable to resolve the Contingent Consideration Dispute within thirty (30) calendar days after delivery of the Contingent Consideration Dispute Notice (the “Contingent Consideration Resolution Period”), then any remaining items in dispute shall be submitted to a nationally recognized accounting firm jointly chosen by Parent and the Securityholders’ Agent (the “Audit Firm”).

(ii) If any Contingent Consideration Dispute is submitted to the Audit Firm, Parent and the Securityholders’ Agent will each prepare a separate written report of such unresolved item or items specified in the Contingent Consideration Dispute Notice and deliver such reports, along with copies of the Contingent Consideration Dispute Notice and the Contingent Consideration Schedule (2021) or the Contingent Consideration Schedule (2022), as applicable, marked to indicate those items that remain in dispute, to the Audit Firm within ten (10) calendar days after the end of the Contingent Consideration Resolution Period. Thereafter, each of Parent and the Securityholders’ Agent will, and will use reasonable best efforts to cause its independent registered public accounting firm to, furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues (including information of the Company) as the Audit Firm may reasonably request and are available to Parent or the Securityholders’ Agent, or their respective independent registered public accounting firms, as the case may be; provided, however, such independent registered public accounting firms shall not be obligated to make any work papers available to the Audit Firm until the Audit Firm has signed a customary agreement relating to such access to working papers in form and substance reasonably acceptable to such independent registered public accounting firms. Parent and the Securityholders’ Agent will each be afforded the opportunity to present to the Audit Firm material relating to the determination of the Achieved Contingent Consideration

(2021) or the Achieved Contingent Consideration (2022), as applicable, and to discuss such determination with the Audit Firm at a meeting with Parent and the Securityholders’ Agent present. The Parties acknowledge and agree that (i) the Audit Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either Parent or the Securityholders’ Agent, or an amount less than the least amount proposed by either Parent or the Securityholders’ Agent, (ii) the review by and determinations of the Audit Firm shall be limited to, and only to, the unresolved item or items specified in the Contingent Consideration Dispute Notice and contained in the reports prepared and submitted to the Audit Firm by Parent and the Securityholders’ Agent, and (iii) the determinations by the Audit Firm shall be based solely on such reports submitted by Parent and the Securityholders’ Agent, and the work papers and other documents and information provided to the Audit Firm that form the basis for Parent’s and the Securityholders’ Agent’s respective positions. The written decision of the Audit Firm shall (1) be rendered within no more than sixty (60) days from the date that the matter is referred to such firm, (2) be final and binding on the Parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review, (3) have the same effect for all purposes as if such determinations had been embodied in a final judgment entered by a court of competent jurisdiction, and either Parent or the Securityholders’ Agent may petition the Delaware courts to reduce such decision to judgment and (4) be an expert determination under Delaware law governing expert determinations. Following any such dispute resolution (whether by mutual agreement of Parent and the Securityholders’ Agent or by written decision of the Audit Firm), all calculations in the Contingent Consideration Schedule (2021) and/or the Contingent Consideration Schedule (2022), as applicable (in each case as determined in such dispute resolution), shall be deemed final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Parent and the Securityholders’ Agent (for the account of the Effective Time Holders), on the other, in the same proportion that the aggregate amount of unsuccessfully disputed or defended items, as applicable, submitted by each of Parent and the Securityholders’ Agent bears to the total amount of disputed items; provided, however, if the engagement agreement, if any, entered into with the Audit Firm requires Parent and the Securityholders’ Agent to be jointly and severally liable to the Audit Firm for its fees and disbursements and either Parent or the Securityholders’ Agent (for the account of the Effective Time Holder) pays more than its portion of such fees and disbursements as determined according to this sentence, the Party paying less than its portion of such fees and disbursements hereby agrees to reimburse the first Party for any excess portion paid by such first Party to the Audit Firm.

(d) Contingent Consideration Covenants. It is understood and agreed that after the Closing Date: (x) Parent shall have no obligation to operate the Company after the Closing in order to maximize the number of Qualifying Units Sold; and (y) there can be no assurance that the Contingent Consideration will be achieved in whole or in part; provided, however, notwithstanding the foregoing, during the period commencing on the Closing Date and continuing until the expiration of the Year 2 Contingent Consideration Period (the “Contingent Consideration Period”), the Parties agree as follows:

(i) Parent shall maintain the Company as a separate wholly owned subsidiary of Parent with separate books and records and shall be designed to result in a Company Modified EBITDA (as defined below) of negative Five Million Seven Hundred Eighty-Eight Thousand Two Hundred Dollars (-$5,788,200) for the fiscal year ending December 31, 2021 (the “Target 2021 Company Modified EBITDA”) and of negative Seven Million One Hundred Fifty-Nine Thousand Four Hundred Dollars (-$7,159,400) for the fiscal year ending December 31, 2022 (the “Target 2022 Company Modified EBITDA”); provided, however, in no event shall the Company be operated in a manner that results in the actual Company Modified EBITDA for the fiscal year ending (y) December 31, 2021 being less (i.e., a larger negative number) than negative Six Million Three Hundred Sixty-Seven Thousand Twenty Dollars (-$6,367,020) or (z) December 31, 2022 being less (i.e., a larger negative number) than negative Seven Million Eight Hundred Seventy-Five Thousand Three Hundred Forty Dollars (-$7,875,340). Notwithstanding the foregoing, in the event of an Uncontrollable Event that results in a modification to the Year 1 Contingent Consideration Period and/or Year 2 Contingent Consideration Period, the Target 2021 Company Modified EBITDA and/or Target 2022 Company Modified EBITDA, as applicable, shall be adjusted accordingly so there is a net neutral impact to the Target 2021 Company Modified EBITDA and Target 2022 Company Modified EBITDA and the Parties will act in good faith to adjust such numbers to have a neutral impact on the Company’s ability to achieve the maximum Contingent Consideration. For purposes of this Agreement, “Company Modified EBITDA” shall mean an amount, calculated pursuant to and consistent with the Company Financial Statements, equal to the Company’s net revenue, less product cost of goods sold, less operating expenses; and shall not include or otherwise take into account interest income and expense, income tax, depreciation, amortization, stock based compensation expense, costs relating to the transaction contemplated by this Agreement, and any general overhead expense allocations or other allocations relating to Parent’s expenses that are not directly attributable to the operation of the Company;

(ii) to ensure that Company is able to produce and sell Company product units sufficient to earn the Qualifying Units Sold Target (2021) and the Qualifying Units Sold Target (2022) and achieve the targeted Company Modified EBITDA for the fiscal years ending December 31, 2021 and 2022, Parent shall fund the Company’s working capital requirements as appropriate. Without limiting the foregoing, Parent covenants and agrees that it will maintain at least $1,000,000 at any point in time in a separate operating bank account for the Company’s use throughout the Contingent Consideration Period; provided, however, in the event Parent desires Company to allocate individual units of the Company’s product to Parent for sales through the Life360 application or other non-Jio Sales Channels, Parent shall, at the time of such allocation of units, ensure that Company has sufficient cash and inventory on hand to allocate such units without undermining or adversely affecting the Company’s ability to maximize its achievement of the Contingent Consideration;

(iii) to ensure that the Company is able to hire and retain new employees to achieve the Qualifying Units Sold Target (2021) and the Qualifying Units Sold Target (2022) while maintaining Company Modified EBITDA in accordance with Section 1.7(d)(i), Parent shall ensure the Company has the ability to facilitate the grant of options to purchase shares of Parent Common Stock (or equivalent incentive equity compensation, such as restricted stock units) to new employees in an aggregate amount of no less than $1,500,000 for the 2021 and 2022 calendar years;

(iv) to ensure that Company is able to retain Continuing Employees to achieve the Qualifying Units Sold Target (2021) and the Qualifying Units Sold Target (2022) while maintaining Company Modified EBITDA in accordance with Section 1.7(d)(i), Parent shall ensure the Company has the ability to facilitate the grant of options to purchase shares of Parent Common Stock (or equivalent incentive equity compensation, such as restricted stock units) to Continuing Employees in an aggregate amount of no less than $856,000 for the 2021 and 2022 calendar years;

(v) except to the extent mutually agreed upon by Parent and the Securityholders’ Agent: (A) the Company will sell its products using pricing consistent with its historical product pricing methodology in the Ordinary Course; and (B) Parent shall not mandate any material change to such product pricing methodology;

(vi) Parent shall refrain from taking any action with respect to the Company, or causing the Company to take any action, with the intended purpose of adversely affecting the ability of the Company to maximize its achievement of the Contingent Consideration;

(vii) Parent shall refrain from terminating (or causing the Company to terminate) any Key Revesting Employee without Cause (as such term is defined in such Key Revesting Employee’s Retention Bonus Agreement) or taking any actions that result in any Key Revesting Employee resigning for Good Reason (as such term is defined in such Key Revesting Employee’s Retention Bonus Agreement);

(viii) Parent shall refrain from terminating (or causing the Company to terminate) any Key Employee without Cause (as such term is defined in such Key Employee’s Retention Bonus Agreement) or taking any actions that result in any Key Employee resigning for Good Reason (as such term is defined in such Key Employee’s Retention Bonus Agreement);

(ix) Parent may (y) take advantage of such operational synergies as Parent may determine in its good faith business judgment (including, without limitation, consolidation of overlapping and/or duplicative functions, participation in joint purchasing programs, and similar actions) and (z) pursue growth opportunities for Parent and its Subsidiaries (including the Company) to the benefit of Parent and its Subsidiaries (including the Company); provided, however, in each case, any such actions shall be taken by Parent in a manner that does not undermine or adversely affect the Company’s ability to maximize its achievement of the Contingent Consideration; and

(x) if Parent breaches any of the foregoing covenants, and such breach, if curable, is not cured within fifteen (15) days following written notice of such breach, the sole remedy of the Securityholders’ Agent (on behalf of the Effective Time Holders) shall be to seek Damages, which Damages (if any) shall not, in the aggregate with all other Damages payable by Parent pursuant to this Section 1.7(d)(ix), exceed an amount equal to (A) the Adjusted Contingent Consideration less any portion of the Adjusted Contingent Consideration, if any, previously paid and issued plus (B) any other Damages incurred by the Securityholders’ Agent in enforcing its rights pursuant to this Section 1.7(d)(ix) (which

Damages in clauses (A) and (B) shall be satisfied by Parent through the issuance to the Effective Time Holders of the number of shares of Parent Common Stock determined by dividing (x) the amount of such unsatisfied Damages by (y) the Parent Per Share Price (Stipulated)). Notwithstanding the foregoing, the Parties agree that (y) any willful and intentional breach by Parent of Section 1.7(d) prior to the Contingent Consideration Payment Date (2021) shall result in deemed Damages equal to the Adjusted Contingent Consideration Amount plus any other Damages incurred by the Securityholders’ Agent in enforcing its rights pursuant to this Section 1.7(d)(ix) and (z) any willful and intentional breach by Parent of Section 1.7(d) on or after the Contingent Consideration Payment Date (2021) and prior to the Contingent Consideration Payment Date (2022) shall result in deemed damages equal to the Contingent Consideration Amount (2022) plus any other Damages incurred by the Securityholders’ Agent in enforcing its rights pursuant to this Section 1.7(d)(ix).

(e) Change of Control of Parent. In the event of a change of control of Parent (including, without limitation, a merger involving Parent where the stockholders of Parent immediately prior to the transaction hold less than 50% of the shares of the surviving entity or a sale of all or substantially all of the assets owned by Parent) or, directly or indirectly, a change of control of the Surviving LLC or any other entity that holds the assets of the Company at such time, in any case prior to the Contingent Consideration Payment Date (2022), Parent shall (A) ensure that such purchaser affirmatively assumes the obligations of Parent with respect to this Section 1.7 and all other sections of this Agreement relating to, or otherwise impacting, the Contingent Consideration as contemplated hereunder or (B) issue and deliver to the Payment Agent for distribution to the Effective Time Holders immediately prior to the closing of such transaction (1) shares of Parent Common Stock comprising the Change of Control Contingent Consideration (2021-2022) in the event the closing of such change of control transaction occurs prior to the Contingent Consideration Payment Date (2021), or (2) shares of Parent Common Stock comprising the Change of Control Contingent Consideration (2022) in the event the closing of such change of control transaction occurs on or after the Contingent Consideration Payment Date (2021) and prior to the Contingent Consideration Payment Date (2022).

(f) Extension of Contingent Consideration Periods. Notwithstanding anything to the contrary set forth in this Agreement, in the event of any Force Majeure Event, including, for the avoidance of doubt, any material constraints, limitations, or restrictions on the Company’s supply chain arising for reasons beyond the Company’s control and outside of the reasonable ability of the Company to foresee and plan around on commercially reasonable terms without incurring undue expense or other hardship, in each case that adversely impacts or otherwise limits the Company’s ability to order, produce, transport, sell or deliver Qualifying Units in a manner that would allow the Company to achieve the applicable Qualifying Units Sold Target, (i) that occurs during the Year 1 Contingent Consideration Period or Year 2 Contingent Consideration Period and (ii) for which Company provides notice to Parent of such event within ten (10) Business Days of such event occurring (each such event, an “Uncontrollable Event”), the Year 1 Contingent Consideration Period and/or Year 2 Contingent Consideration Period, as applicable, shall be automatically modified to extend the period covered by the Year 1 Contingent Consideration Period and/or Year 2 Contingent Consideration Period, as applicable, by a number of days (calculated on a day-to-day basis) equal to the product of (A) the number of days in which such Uncontrollable Event adversely impacted the Company’s ability to order, produce, transport, sell or deliver Qualifying Units times (B) the quotient of (1) the applicable Multiplier (Disrupted Month) for the month in which such impacted day is contained divided by (2) the applicable Multiplier (Extension Month) for the month in which such extension day is contained, as set forth on Schedule 1.7(e), rounded up to the nearest whole day (each such modification, a “Contingent Consideration Extension”); provided, however, in no event shall the Year 1 Contingent Consideration Period be extended by more than 90 days or the Year 2 Contingent Consideration Period be extended by more than 90 days (i.e., up to 180 days in the aggregate). By way of example only, in the event of an Uncontrollable Event that lasts for 10 days during the months of July and August and, using the 4 week delay, the Multiplier (Disrupted Month) results in using 5 days in August (which has a Multiplier (Disrupted Month) equal to 2.05) and 5 days in September (which has a Multiplier (Disrupted Month) equal to 2.02), and the Company was not able to remedy or resolve the impact of such Uncontrollable Event during the six week period immediately following the initial occurrence of such Uncontrollable Event, the Year 1 Contingent Consideration Period shall be automatically modified to the period commencing on January 1, 2021 and ending on January 21, 2022 ((A) 5 days times (B) the quotient of (1) 2.05 divided by (2) 1.00, which equals 10.25 and (Y) 5 days times (Z) the quotient of (1) 2.02 divided by (2) 1.00, which equals 10.10, resulting in a total of 20.35 which is rounded up to 21 days and is added to the original Year 1 Contingent Consideration Period of December 31, 2021), and the Year 2 Contingent Consideration Period shall commence on January 22, 2022 and end on January 21, 2023 unless further extended. Notwithstanding the foregoing, in the event (A) there is an Uncontrollable Event and (B) the Company fully remedies and resolves the negative impact of such Uncontrollable Event (i) within six weeks following the initial occurrence of the Uncontrollable Event and (ii) during the Contingent Consideration Period in which the Uncontrollable Event occurred, then no Contingent Consideration Extension shall apply to such Uncontrollable Event (e.g., if there is an Uncontrollable Event from July 1-6 that causes a shortage of 1,000 units, and, by no later than August 12 (the six week anniversary of the initial occurrence of the Uncontrollable Event) the Company is able to obtain such 1,000 units (in addition to all other units that were forecasted to be received) and sell those 1,000 units (in addition to all other units that were forecasted to be sold), then the Company shall not be entitled to a Contingent Consideration Extension with respect to such Uncontrollable Event). Notwithstanding the foregoing and without limiting the foregoing, the Parties acknowledge and agree that an Uncontrollable Event commenced on or about July 10, 2021, the Company provided notice of such Uncontrollable Event to Parent, and the treatment of such Uncontrollable Event will be handled pursuant to this Section 1.7(e).

1.8 Income Tax Reporting. Parent, the Company and the Effective Time Holders intend that each payment of the Contingent Consideration (other than with respect to Outstanding Options) in accordance with the terms of this Agreement will be treated for U.S. federal income Tax purposes as an installment obligation for purposes of Section 453 of the Code that is received in exchange for such Effective Time Holders’ shares of Company Capital Stock; provided, however, nothing in this Section 1.8 shall prohibit any Effective Time Holder from electing out of installment sale treatment; provided, further, notwithstanding anything to the contrary herein, nothing in this Section 1.8 shall constitute a representation or warranty by Parent as to the U.S. federal income tax treatment to the Effective Time Holders of the receipt of the Contingent Consideration. Parent shall report such payments to the Effective Time Holders in a manner consistent with the foregoing, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local of foreign Tax law).

1.9 Treatment of Company Options.

(a) Outstanding Vested Options. At the First Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger) (each, an “Outstanding Vested Option”) shall automatically and without any action on the part of the holder thereof be assumed by Parent and converted into an option to purchase the number of shares of Parent Common Stock (rounded down to the nearest whole share) (each, a “New Parent Vested Option”) determined by multiplying (i) the total number of shares of Company Common Stock subject to such Outstanding Vested Option immediately prior to the First Effective Time by (ii) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing (A) the exercise price per share of Company Common Stock at which such Outstanding Vested Option was exercisable immediately prior to the First Effective Time by (B) the Common Stock Exchange Ratio. Except as otherwise provided in this Section 1.9(a), each such New Parent Vested Option shall continue to have, and shall be subject to, the same terms and conditions (including without limitation the applicable exercisability rights) as applied to the corresponding Outstanding Vested Option immediately prior to the First Effective Time, except as otherwise required under Section 424(a) of the Code (with respect to any Outstanding Vested Option to which Section 422 of the Code applies) or Section 409A of the Code.

(b) Outstanding Unvested Options Held by Continuing Employees. At the First Effective Time, each Company Option that is unvested, outstanding and unexercised immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger), in each case that is held by a Continuing Employee (each, an “Outstanding Unvested Option”), shall automatically and without any action on the part of the holder thereof be assumed by Parent and converted into an option to purchase the number of shares of Parent Common Stock (rounded down to the nearest whole share) (each, a “New Parent Unvested Option”) determined by multiplying (i) the total number of shares of Company Common Stock subject to such Outstanding Vested Option immediately prior to the First Effective Time by (ii) the Common Stock Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing (A) the exercise price per share of Company Common Stock at which such Outstanding Unvested Option was exercisable immediately prior to the First Effective Time by (B) the Common Stock Exchange Ratio. Except as otherwise provided in this Section 1.9(b), each such New Parent Unvested Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable time-vesting and/or performance- vesting conditions) as applied to the corresponding Outstanding Unvested Option immediately prior to the First Effective Time.

(c) Outstanding Unvested Options. Each Company Option that is unvested, outstanding and unexercised immediately prior to the Effective Time (after giving effect to any vesting that is contingent upon the completion of the Merger), in each case that is held by a Person who is not a Continuing Employee, shall be cancelled as of the First Effective Time without payment to the holder thereof.

(d) Necessary Actions. Prior to the First Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plan or otherwise) to effectuate the provisions of this Section 1.9 and to ensure that, from and after the First Effective Time, each holder of an Outstanding Vested Option, Outstanding Unvested Option or other Company Option shall cease to have any rights with respect thereto, except as expressly provided herein. The Company and the Parent shall take all actions reasonably necessary to cause the Company Stock Plan to be assumed by Parent concurrently with the Closing Date.

1.10 Treatment of Company Warrants. Except for the Company Warrant set forth on Schedule 1.10 (the “Terminated Warrant”), which shall terminate pursuant to its terms immediately prior to the First Effective Time, at the First Effective Time, each other Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time (each, an “Outstanding Company Warrant”) shall be cancelled and the holder thereof shall be entitled to receive pursuant to this Section 1.10, for such holder’s Company Capital Stock subject to such Outstanding Company Warrant:

(a) at the Closing, an interest in the Master Parent Promissory Note equal to: (A) the product of (1) the Per Share Closing Notes Amount minus the Closing Notes Percentage (Second Adjustment) of the per share exercise price payable in respect of a share of Company Capital Stock subject to such Outstanding Company Warrant by (2) the total number of shares of Company Capital Stock subject to such Outstanding Company Warrant held by such holder; minus (B) the portion of such holder’s Indemnification Escrow Fund Contribution Amount attributable to the total number of shares of Company Capital Stock subject to such Outstanding Company Warrant held by such holder; minus (C) the portion of such holder’s PPP Escrow Fund Contribution Amount attributable to the total number of shares of Company Capital Stock subject to such Outstanding Company Warrant held by such holder; minus (D) the portion of such holder’s Expense Fund Contribution Amount attributable to the total number of shares of Company Capital Stock subject to such Outstanding Company Warrant held by such holder;

(b) at the Closing, the number of shares of Parent Common Stock equal to (A) the product of (1) the Per Share Closing Stock Amount times (2) the total number of shares of Company Capital Stock that were subject to such Outstanding Company Warrant held by such holder minus (B) the quotient of (x) the Closing Stock Percentage (Second Adjustment) of the per share exercise price payable in respect of a share of Company Capital Stock subject to such Outstanding Company Warrant times the total number of shares of Company Capital Stock that were subject to such Outstanding Company Warrant held by such holder divided by (y) Parent Per Share Price (Stipulated);

(c) an additional interest in the Amended Master Parent Promissory Note equal to such holder’s portion of the Additional Closing Notes Consideration, if any, attributable to the total number of shares of Company Capital Stock that were subject to such Outstanding Company Warrant held by such holder, when issuable pursuant to Section 1.13(e)(ii);

(d) the number of shares of Parent Common Stock equal to the product of (A) the Per Share Contingent Stock Amount (2021) times (B) the total number of shares of Company Capital Stock that were subject to such Outstanding Company Warrant held by such holder, when issuable pursuant to Section 1.7(a);

(e) the number of shares of Parent Common Stock equal to the product of (A) the Per Share Contingent Stock Amount (2022) times (B) the total number of shares of Company Capital Stock that were subject to such Outstanding Company Warrant held by such holder, when issuable pursuant to Section 1.7(b); and

(f) any cash disbursements required to be made from the Indemnification Escrow Fund, the PPP Escrow Fund and the Expense Fund with respect to such Outstanding Company Warrant to the former holder thereof in accordance with the Escrow Agreement, the PPP Escrow Agreement and Section 11.1(f) if, as and when such disbursements are required to be made.

Prior to the Effective Time, the Company shall take all action that may be necessary to effectuate the provisions of this Section 1.10 and to ensure that, from and after the Effective Time, each holder of an Outstanding Company Warrant cancelled as provided in this Section 1.10 shall cease to have any rights with respect thereto, except the right for each holder of an Outstanding Company Warrant to receive the consideration specified in this Section 1.10, without interest. Notwithstanding anything to the contrary set forth herein, no holder of an Outstanding Company Warrant shall be entitled to receive any interest in the Master Parent Promissory Note or Parent Common Stock in exchange therefor until such holder has executed and delivered to Parent a Joinder Agreement, a Lock-Up Agreement and an applicable Investor Questionnaire.

1.11 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected a demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the First Effective Time has neither effectively withdrawn nor lost such holder’s appraisal rights pursuant to the DGCL (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration pursuant to Section 1.5, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and no other Person shall be entitled to any portion of such retained Merger Consideration.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.11(a), if any holder of shares of Company Capital Stock who demands appraisal with respect to such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal under the DGCL, then as of the First Effective Time or the occurrence of such event, whichever occurs later, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock in accordance with Section 1.12.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonable withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands.

1.12 Exchange of Company Stock Certificates; Payment Agent.

(a) Payment Agent. PNC Bank, National Association shall act as payment agent in the Merger (the “Payment Agent”) pursuant to the Payment Agent Agreement between the Payment Agent, Parent and the Securityholders’ Agent in the form attached hereto as Exhibit K (the “Payment Agent Agreement”). On or promptly after each installment payment date specified in the Master Parent Promissory Note or Amended Master Parent Promissory Note, as applicable, Parent shall deposit with the Payment Agent cash sufficient to pay any cash consideration payable thereunder on such installment payment date; provided, however, Parent may in its sole discretion cause any such cash payments to Effective Time Holders who are subject to employee tax withholding to be made through Parent’s (or the Surviving Corporation’s) payroll system in accordance with standard payroll practices (including withholding for applicable Taxes as required by applicable Legal Requirements). The cash amounts so deposited with the Payment Agent are referred to herein, collectively, as the “Payment Fund.” The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Letters of Transmittal. Promptly following the First Effective Time, the Payment Agent shall deliver:

(i) To each Person who is a record holder of Outstanding Capital Stock immediately prior to the Effective Time: (A) a letter of transmittal in substantially the form attached hereto as Exhibit L (a “Letter of Transmittal”), including a provision confirming that delivery of Company Stock Certificates (as defined in Section 1.12(d)) shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent, a general release and a provision whereby such holder agrees to be bound by the provisions of Sections 1.5, 1.12, 11.1 and the other applicable provisions of this Agreement); and (B) instructions for use in effecting the exchange of Outstanding Capital Stock for the Merger Consideration payable with respect to such Outstanding Capital Stock. Upon the surrender to the Payment Agent of a duly executed Letter of Transmittal, Joinder Agreement, Lock-Up Agreement (if applicable), Investor Questionnaires and such other documents as Parent or the Payment Agent may reasonably request, such record holder shall, subject to Section 1.12(g), if applicable, be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 1.5 at the times specified in Section 1.5, and Outstanding Capital Stock so surrendered shall forthwith be cancelled. From and after the Effective Time, any book-entry or physical stock certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of thereof shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby; and

(ii) to each Person who is a holder of an Outstanding Company Warrant immediately prior to the First Effective Time as set forth on the Merger Consideration Certificate a letter of transmittal substantially in the form attached hereto as Exhibit M (a “Warrant Letter of Transmittal”). Upon the surrender to the Payment Agent of a duly executed Warrant Letter of Transmittal, Joinder Agreement, Lock-Up Agreement, Investor Questionnaire and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Outstanding Company Warrant shall, subject to Section 1.12(g), if applicable, be entitled to receive in exchange therefor cash and shares of Parent Common Stock in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 1.10, as applicable, following the time of such delivery.

(c) Payments to Others. If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name surrendered Outstanding Capital Stock is registered, it shall be a condition to such payment that the Letter of Transmittal reflecting such Outstanding Capital Stock so surrendered shall be properly completed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of such Outstanding Capital Stock surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, shares of Outstanding Capital Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of Outstanding Capital Stock.

(e) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and the Effective Time Holders who have not theretofore surrendered their Outstanding Capital Stock in accordance with this Section 1.12, shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to such Outstanding Capital Stock, without any interest thereon.

(f) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed three years after the First Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(g) Withholding. Each of the Payment Agent, Parent, the Company, the Surviving Corporation, the Surviving LLC, the Escrow Agent, the PPP Escrow Agent and their respective representatives shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state or local Tax Legal Requirement of the United States. To the extent such amounts are so deducted or withheld and timely paid to the applicable Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) Issuance of New Parent Vested Options and New Parent Unvested Options. Promptly following the First Effective Time, Parent shall issue the New Parent Vested Options, as provided in Section 1.9(a), and the New Parent Unvested Options, as provided in Section 1.9(b).

1.13 Purchase Price Adjustment.

(a) Company Estimated Closing Statement. Not more than five (5) Business Days but not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”); (ii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”); (iii) the Aggregate Exercise Price (the “Estimated Aggregate Exercise Price”); (iv) the Closing Cash Amount (the “Estimated Closing Cash Amount”); (v) the Closing Net Working Capital Shortfall Amount (the “Estimated Closing Net Working Capital Shortfall Amount”); (vi) the Closing Net Working Capital Excess Amount (the “Estimated Closing Net Working Capital Excess Amount”); (vii) the Vested Option Spread; (viii) the Unvested Option Spread; (ix) the Unvested Option Adjustment Amount; (x) the resulting calculation of the Adjustment Amount (the “Estimated Adjustment Amount”), the Adjusted Closing Consideration (the “Estimated Adjusted Closing Consideration”), the Per Share Closing Notes Amount (the “Estimated Per Share Closing Notes Amount”), the Per Share Closing Stock Amount (the “Estimated Per Share Closing Stock Amount”), the Per Share Closing Stock Amount (Options) (the “Estimated Per Share Closing Stock Amount (Options)”) and the Per Share Holdback Amount (the “Estimated Per Share Holdback Amount”); and (xi) the Tax-Free Stock Percentage (Modified). The Estimated Closing Statement and the calculations thereunder shall be prepared and calculated by the Company in good faith and in accordance with the definitions set forth in this Agreement.

(b) Parent Closing Statement. No later than ninety (90) calendar days following the Closing Date (or such reasonable extension thereof as approved by the Securityholders’ Agent) (such period, the “Post-Closing Review Period”), Parent will conduct a review of the Merger Consideration Certificate (the “Post-Closing Review”) and, based on the Post-Closing Review, shall furnish the Securityholders’ Agent a certificate of Parent setting forth Parent’s good faith calculation of: (i) the Company Transaction Expenses; (ii) the Closing Indebtedness Amount; (iii) the Aggregate Exercise Price; (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount; (vi) the Closing Net Working Capital Excess Amount; (vii) the Vested Option Spread; (viii) the Unvested Option Spread; (ix) the Unvested Option Adjustment Amount; and (x) the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Per Share Closing Notes Amount, the Per Share Closing Stock Amount, the Per Share Closing Stock Amount (Options) and the Per Share Holdback

Amount (the “Parent Closing Statement”); provided; however, if Parent fails to deliver the Parent Closing Statement pursuant to this Section 1.13(b) prior to the expiration of the Post-Closing Review Period, then the calculations set forth on the Estimated Closing Statement shall be deemed final and conclusive and binding upon all of the parties hereto. The Parent Closing Statement shall be prepared by Parent in good faith and in accordance with the definitions set forth in this Agreement.

(c) Post-Closing Dispute Notice. If the Securityholders’ Agent disputes the accuracy of the calculation of any of the items set forth in the Parent Closing Statement, the Securityholders’ Agent shall provide written notice to Parent no later than sixty (60) calendar days following the Securityholders’ Agent’s receipt of the Parent Closing Statement (the “Post-Closing Dispute Notice”), setting forth in reasonable detail those items that the Securityholders’ Agent disputes. During such sixty (60) day period (and, in addition, until the resolution of any disputed amounts in accordance with this Section 1.13), Parent shall, and shall cause the Company to, (A) assist the Securityholders’ Agent in the review of the Parent Closing Statement and provide the Securityholders’ Agent and its representatives with access to (and the right to make copies of) the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, accountants and employees of the Company (including the Surviving LLC) and its Affiliates for purposes of its review of the Parent Closing Statement, and (B) cooperate with the Securityholders’ Agent and its representatives in connection with such review, including by providing on a timely basis all other information necessary or useful in connection with the review of the Parent Closing Statement and access to the Company’s accountants and advisors. If the Securityholders’ Agent accepts the calculation of the items set forth in the Parent Closing Statement, or if the Securityholders’ Agent fails within such sixty (60) day period to notify Parent of any dispute with respect thereto, then the calculation of such items and the resulting Adjustment Amount, Adjusted Closing Consideration, Per Share Closing Notes Amount and Per Share Closing Stock Amount set forth in the Parent Closing Statement shall be deemed final and conclusive and binding upon all Parties.

(d) Dispute Resolution. During the thirty (30) day period following delivery of a Post-Closing Dispute Notice, Parent and the Securityholders’ Agent will meet and negotiate in good faith with a view to resolving their disagreements over the disputed items. If Parent and the Securityholders’ Agent resolve their differences over the disputed items in accordance with the foregoing procedure, (i) the Company Transaction Expenses, (ii) the Closing Indebtedness Amount, (iii) the Aggregate Exercise Price, (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount, (vi) the Closing Net Working Capital Excess Amount, and (vii) the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Per Share Closing Notes Amount and the Per Share Closing Stock Amount shall be the amount agreed upon by them. If Parent and the Securityholders’ Agent fail to resolve their differences over the disputed items within such thirty (30) day period, then Parent and the Securityholders’ Agent shall forthwith jointly request that a mutually agreed nationally recognized accounting firm (the “Accounting Firm”) make a binding determination in accordance with this Agreement as to any disputed items that remain unresolved as of the date on which the Accounting Firm is retained (the “Outstanding Disputes”). The Accounting Firm will, under the terms of its engagement, have no more than thirty (30) calendar days from the date of engagement within which to render its written decision with respect to the Outstanding Disputes (and only with respect to any unresolved Outstanding Disputes set forth in the Post-Closing Dispute Notice), which decision shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction. Parent and the Securityholders’ Agent shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations and written materials submitted by Parent and the Securityholders’ Agent to the Accounting Firm (with substantially simultaneous delivery to the other Party) that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). In resolving any Outstanding Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The fees and expenses of the Accounting Firm shall be paid by Parent, on the one hand, and/or the Securityholders’ Agent (on behalf of the Effective Time Holders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party with respect to the Outstanding Disputes bears to the amount actually contested by such Party with respect to the Outstanding Disputes, as determined by the Accounting Firm. For the avoidance of doubt and without in any way limiting Parent’s or the Securityholders’ Agent’s (on behalf of the Effective Time Holders), as applicable, obligation to pay any amount due pursuant to the post- closing adjustment set forth in Section 1.13(e), the determination of the (i) the Company Transaction Expenses, (ii) the Closing Indebtedness Amount, (iii) the Aggregate Exercise Price, (iv) the Closing Cash Amount, (v) the Closing Net Working Capital Shortfall Amount, (vi) the Closing Net Working Capital Excess Amount, and (vii) the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Per Share Closing Notes Amount and the Per Share Closing Stock Amount pursuant to this Section 1.13 shall be deemed final, conclusive and binding upon the Parties, including as to any and all items and matters underlying the calculations of any and all such amounts. The Company Transaction Expenses, the Closing Indebtedness Amount, the Aggregate Exercise Price, the Closing Cash Amount, the Closing Net Working Capital Shortfall Amount, the Closing Net Working Capital Excess Amount and the resulting calculation of the Adjustment Amount, the Adjusted Closing Consideration, the Per Share Closing Notes Amount and the Per Share Closing Stock Amount as finally determined pursuant to this Section 1.13, are referred to herein as the “Final Company Transaction Expenses”, the “Final Closing Indebtedness Amount”, the “Final Aggregate Exercise Price”, the “Final Closing Cash Amount”, the “Final Closing Net Working Capital Shortfall Amount”, the “Final Net Working Capital Excess Amount”, the “Final Adjustment Amount”, the “Final Adjusted Closing Consideration”, the “Final Per Share Closing Notes Amount”, the “Final Per Share Closing Stock Amount”, the “Final Per Share Closing Stock Amount (Options)” and the “Final Per Share Holdback Amount”, respectively.

(e) Payment of Post-Closing Adjustments.

(i) If the Estimated Adjusted Closing Consideration exceeds the Final Adjusted Closing Consideration (such excess, a “Closing Consideration Excess”) by an amount equal to or greater than $25,000, then Parent shall be entitled to set off such amounts against the interests in the Master Parent Promissory Note held by the Effective Time Holders pursuant to the Parent Set-Off Rights. Any such set-off shall be in accordance with Each Effective Time Holder’s Pro Rata Share. If the Closing Consideration Excess is less than $25,000, then the Closing Consideration Excess shall be deemed to be equal to zero dollars ($0.00) and no payments shall be due or owing to Parent and Parent shall not have any Parent Set-Off Rights with respect to such Closing Consideration Excess.

(ii) If the Final Adjusted Closing Consideration exceeds the Estimated Adjusted Closing Consideration (such amount, a “Closing Consideration Shortfall”) by an amount equal to or greater than $25,000, then, within five (5) Business Days after the determination of the Final Adjusted Closing Consideration, Parent shall amend and restate the Master Parent Promissory Note (the “Amended Master Parent Promissory Note”) to (A) reflect an aggregate increase to the principal amount thereof equal to the Closing Consideration Shortfall (such amount, the “Additional Closing Notes Consideration”) and (B) specify each Effective Time Holder’s increased interest therein, which interests shall be in accordance with each Effective Time Holder’s Pro Rata Share. If the Closing Consideration Shortfall is less than $25,000, then the Closing Consideration Shortfall shall be deemed to be equal to zero dollars ($0.00), the Additional Closing Notes Consideration shall be equal to zero dollars ($0.00), and no payments or other consideration shall be due or owing to the Effective Time Holders with respect to such Closing Consideration Shortfall.

(iii) If the difference (positive or negative) between (A) the amount equal to (i) the Estimated Per Share Closing Notes Amount plus (ii) the Estimated Per Share Closing Stock Amount (Options) minus (iii) the Estimated Per Share Holdback Amount and (B) the amount equal to (i) the Final Per Share Closing Notes Amount plus (ii) the Final Per Share Closing Stock Amount (Options) minus (iii) the Final Per Share Holdback Amount such amount (such difference, the “Common Stock Exchange Ratio (Difference)”) is equal to or less than +/-$0.01, then the Common Stock Exchange Ratio set forth on the Merger Consideration and the New Parent Vested Options and New Parent Unvested Options issued at the Closing in accordance with Sections 1.9(a) and 1.9(b) shall remain in effect unchanged.

(iv) If the Common Stock Exchange Ratio (Difference) is greater than +/-$0.01, then the number of New Parent Vested Options and New Parent Unvested Options shall be adjusted in accordance with such final numbers.

1.14 Tax Free Reorganization Matters. The parties hereto intend that, for U.S. federal income Tax purposes, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). The parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable law after the date hereof or a determination within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. law). Each of the parties hereto agrees to (x) promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Body, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Tax Treatment. Parent makes no representations or warranties to the Company or to any Effective Time Holders regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any Effective Time Holders of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Effective Time Holders are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

1.15 Further Action. If, at any time after the First Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, the Surviving LLC or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors of the Surviving Corporation, the Surviving LLC and Parent shall be fully authorized (in the name of the Merger Subs, in the name of the Company and otherwise) to take such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth in this Section 2 in accordance with Section 11.17, the Company represents and warrants to Parent and the Merger Subs as follows:

2.1 Due Organization; Organizational Documents.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate or similar power and authority to conduct its business in the manner in which its business is currently being conducted. The Company is duly qualified to do business and is in good standing under the laws of all jurisdictions where such qualification is required, except where the failure to be so qualified would not be material to the Company. The Company does not have and has never had any Subsidiaries.

(b) Accurate and complete copies of the Organizational Documents of the Company and all amendments thereto have been made available to Parent. As of the date hereof the stockholders of the Company have not approved, and the Board of Directors of the Company has not approved or proposed, any amendment to any of the Organizational Documents except for such amendments that are contemplated by this Agreement. The Company is in compliance with its Organizational Documents in all material respects.

(c) Section 2.1(c) of the Disclosure Schedule lists the Company’s directors and officers as of the date of the Agreement.

2.2	Capital Structure.

(a) The authorized capital stock of the Company consists of: (i) 45,000,000 shares of Company Common Stock, of which 14,957,480 shares are issued and outstanding as of the date of this Agreement, including 9,216,000 shares of Company Common Stock subject to Company Restricted Stock Awards; and (ii) 24,076,676 shares of Company Preferred Stock, of which: (A) 2,266,215 shares are designated as “Series 1 Preferred Stock”, and 2,266,215 of which are issued and outstanding as of the date of this Agreement; (B) 826,803 shares are designated as “Series 2 Preferred Stock”, and 826,803 of which are issued and outstanding as of the date of this Agreement; (C) 880,600 shares are designated as “Series 3 Preferred Stock”, and 880,600 of which are issued and outstanding as of the date of this Agreement; (D) 6,653,058 shares are designated as “Series 4 Preferred Stock”, and 6,653,058 of which are issued and outstanding as of the date of this Agreement; (E) 11,350,000 shares are designated as “Series 5 Preferred Stock”, and 9,975,428 of which are issued and outstanding as of the date of this Agreement; and (F) 2,100,000 shares are designated as “Series 6 Preferred Stock”, and 2,037,497 of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Section 2.2(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement, and except as set forth on Section 2.2(a) of the Disclosure Schedule, there are no other shares of Company Capital Stock authorized, issued, reserved for issuance or outstanding. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). Each issued and outstanding share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.

(b) The Company has reserved 5,356,297 shares of Company Common Stock for issuance under the Company Stock Plan, of which Company Options with respect to 2,189,055 shares are outstanding as of the date of this Agreement, 800,097 of which are fully vested and exercisable, and of which Company Restricted Stock Awards with respect to zero shares are outstanding as of the date of this Agreement. Section 2.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Restricted Stock Award that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Restricted Stock Award; (ii) the total number of shares of Company Common Stock that are or were subject to such Company Option or Company Restricted Stock Award; (iii) the date on which such Company Option or Company Restricted Stock Award was granted and the term of such Company Option or Company Restricted Stock Award; (iv) the vesting schedule and the vesting commencement date of such Company Option or Company Restricted Stock Award (including the number of shares of Company Common Stock subject thereto that are vested and unvested as of the date of this Agreement) and whether the vesting of such Company Option or Company Restricted Stock Award is subject to any acceleration in connection with the Merger, any termination of employment or separation from service, or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option and the purchase price, if any, of any Company Restricted Stock Award; (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code; and (vii) whether early exercise is permitted with respect to such Company Option. Except as set forth in Section 2.2(b) of the Disclosure Schedule, no holder of a Company Option may exercise such Company Option prior to the date on which such Company Option becomes vested. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and all other applicable Legal Requirements, and the per share exercise price of each Company Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. All options and restricted stock awards or other equity awards with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of the Company. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply in all material respects with the terms of the applicable Company Stock Plan, all Contracts applicable to such Company Options and all Legal Requirements. As of the First Effective Time, no former holder of a Company Option or Company Restricted Stock Award will have any rights with respect to any Company Option or Company Restricted Stock Award other than the rights contemplated by Section 1.9. The Company has made available to Parent accurate and complete copies of the Company Stock Plan, each form of agreement currently used thereunder pursuant to which any Company Option or Company Restricted Stock Award is outstanding and each Contract pursuant to which any Company Option or Company Restricted Stock Award is outstanding. The terms of the Company Stock Plan or the Contracts evidencing the Company Options authorize the treatment of the Company Options and Company Restricted Stock Award, in each case, as contemplated by Section 1.9 without any required consent or approval of the holders of such Company Options or Company Restricted Stock Awards.

(c) The Company has reserved 1,353,791 shares of Series 5 Preferred Stock and Company Common Stock for issuance pursuant to the Outstanding Company Warrants and 176,471 shares of Company Common Stock for issuance pursuant to the Terminated Warrant. Section 2.2(c) of the Disclosure Schedule accurately sets forth, with respect to each Outstanding Company Warrant as of the date of this Agreement: (i) the name of the holder of such Outstanding Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Outstanding Company Warrant; (iii) the date on which such Outstanding Company Warrant was issued and the term of such Outstanding Company Warrant; (iv) whether such Outstanding Company Warrant is subject to any acceleration in connection with the Mergers; and (v) the exercise price per share of Company Common Stock purchasable under such Outstanding Company Warrant. Each Outstanding Company Warrant was duly authorized by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval, in each case, by the necessary number of votes or written consents, and the warrant agreement governing such Outstanding Company Warrant (if any) was duly executed and delivered by each party thereto and is in full force and effect, and each such Outstanding Company Warrant was made in accordance in all material respects with the terms of all applicable Legal Requirements. The exercise of the Outstanding Company Warrants and the payment of cash in respect thereof complied and will comply in all material respects with the terms of all Contracts applicable to such Outstanding Company Warrants and all Legal Requirements. As of the First Effective Time, no former holder of an Outstanding Company Warrant will have any rights with respect to any Outstanding Company Warrant other than the rights contemplated by Section 1.10. The Company has made available to Parent accurate and complete copies of each Outstanding Company Warrant and Terminated Warrant. The terms of the Contracts governing such Outstanding Company Warrants authorize the treatment of the Outstanding Company Warrants and the Terminated Warrant as contemplated by Section 1.10 without any required consent or approval of the holders of such Outstanding Company Warrants and Terminated Warrant.

(d) Except for the conversion privileges of the Company Preferred Stock and except as set forth in Section 2.2(a), Section 2.2(b) and Section 2.2(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in Company Capital Stock or other securities of the Company; (ii) outstanding security, note, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of or interests in Company Capital Stock or other securities, including any promise or commitment to grant Company Options or any other securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that would reasonably be likely to give rise to or provide a basis for the assertion of a claim by any Person who has not otherwise released such claim to the effect that such Person is entitled to acquire or receive any shares of or interests in Company Capital Stock or any other securities of the Company. As of the First Effective Time, there will be no outstanding options, warrants, convertible notes or other rights granted by the Company to purchase or otherwise acquire shares of Company Capital Stock.

(e) All outstanding shares of Company Capital Stock, all outstanding Company Options, all Outstanding Company Warrants and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.2(e) of the Disclosure Schedule accurately identifies each Company Contract other than this Agreement relating to any securities of the Company that contains any information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(f) Section 2.2(f) of the Disclosure Schedule accurately identifies each Company Contract other than this Agreement relating to any securities of the Company, or between the Company and any holder(s) of Company Capital Stock or other securities of the Company, that contains any voting rights, governance or management rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing. The Company is not in breach or in default under any such Company Contract, and to the Knowledge of the Company, no other party to any such Company Contract is in breach or in default, and to the Knowledge of the Company no event, occurrence, condition or act exists or has occurred that, with the giving of notice or the lapse of time, would reasonably be expected to become a material breach or material default under any such Company Contract.

2.3 Financial Statements and Related Information.

(a) Section 2.3 of the Disclosure Schedule sets forth the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related unaudited statements of operations, statements of stockholders’ equity and statements of cash flows of the Company for the years ended December 31, 2018, December 31, 2019 and December 31, 2020, together with the notes (if any) thereto and (ii) the unaudited balance sheet of the Company as of March 31, 2021 (the “Unaudited Interim Balance Sheet”), and the related unaudited income statement, statement of cash flows and statement of changes in stockholders’ equity of the Company for the three (3) months ended March 31, 2021. The Company Financial Statements present accurately and fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements are in accord with the corporate books and records of the Company and have been prepared in accordance with GAAP (except for the omission of notes from any unaudited Company Financial Statements and, in the case of the interim Company Financial Statements, normal and recurring year-end adjustments, none of which is material).

(b) The Company maintains systems of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of accurate financial statements, including to provide assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no material deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, and the Company has no Knowledge of any related complaint, allegation, assertion or claim.

2.4 No Liabilities; Indebtedness; Accounts Receivable; Accounts Payable.

(a) Absence of Liabilities. Except as set forth on Section 2.4(a) of this Disclosure Schedule, the Company does not have any material Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise, other than: (i) Liabilities specifically reflected and reserved against in the Unaudited Interim Balance Sheet; (ii) accounts payable, accrued expenses or accrued salaries and other employee compensation that have been incurred by the Company since the date of the Unaudited Interim Balance Sheet in the Ordinary Course; (iii) Liabilities under the Company Contracts made available to Parent that are expressly set forth in and identifiable by reference to the text of such Company Contracts and are not required to be reflected in financial statements prepared in accordance with GAAP (and none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirement or any Legal Proceeding); (iv) the Company Transaction Expenses; or (v) Liabilities that are disclosed on the Disclosure Schedule pursuant to any other representation or warranty contained in this Section 2.4(a) and are readily apparent on the face of such disclosure that such items would constitute a Liability of the Company.

(b) Indebtedness. Section 2.4(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed, the amount of such Indebtedness as of the close of business on the date of this Agreement (or such other time as is specified in Section 2.4(b) of the Disclosure Schedule, which shall be no earlier than the close of business on the day that is two (2) Business Days prior to the date hereof). Except as set forth in Section 2.4(b) of the Disclosure Schedule, no Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness, or (iii) the ability of the Company to grant any Encumbrance on any of its assets. The Company has not guaranteed, is not responsible and does not have any Liability for any Indebtedness of any other Person, and the Company has not guaranteed any other obligation of any other Person.

(c) Accounts Receivable. Section 2.4(c) of the Disclosure Schedule sets forth, as of the date of this Agreement (or such other time as is specified in Section 2.4(c) of the Disclosure Schedule, which shall be no earlier than the close of business on the day that is two (2) Business Days prior to the date hereof): (i) an accurate and complete breakdown of all accounts receivable, notes receivable and other receivables of the Company (the “Accounts Receivable”); and (ii) the aging of such Accounts Receivable from the date of invoice. Except as set forth in Section 2.4(c) of the Disclosure Schedule, all Accounts Receivable (including those Accounts Receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected): (A) represent sales actually made in the Ordinary Course; (B) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course; (C) subject to a reserve for bad debts shown on the Unaudited Interim Balance Sheet or, with respect to Accounts Receivable arising after the date of the Unaudited Interim Balance Sheet, on the accounting records of the Company, are collectible in full within ninety (90) days after billing; (D) do not represent obligations for goods sold on consignment; and (E) are not the subject of any formal Legal Proceeding brought by or on behalf of the Company. Since the date of the Unaudited Interim Balance Sheet, the Company have collected their respective Accounts Receivable in the Ordinary Course and have not accelerated any such collections.

(d) Accounts Payable. All accounts payable of the Company arose in the Ordinary Course consistent with past practice, and no such accounts payable is past due or otherwise in default in its payment. Since the date of the Unaudited Interim Balance Sheet, the Company has paid its accounts payable in the Ordinary Course, except for those accounts payable the Company is contesting in good faith.

2.5 Absence of Changes. Since the date of the Unaudited Interim Balance Sheet through the date of this Agreement:

(a) there has not been any Material Adverse Effect; and

(b) the Company has not taken any action that would have been prohibited or otherwise restricted under Section 4.2 hereof, had such action been taken during the Pre-Closing Period.

2.6 Tangible Personal Property. The Company has good title to all of the items of tangible personal property owned by the Company (including all tangible personal property reflected on the Unaudited Interim Balance Sheet as owned by the Company, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated since the date of the Unaudited Interim Balance Sheet). All tangible personal property owned by the Company is owned free and clear of all Encumbrances, except for Permitted Encumbrances. The Company has a valid leasehold interest in all properties leased by it, in each case free and clear of all Encumbrances, except for liens under such leases and Permitted Encumbrances. With respect to such leased assets, the Company is in material compliance with such leases. There are no existing defaults under such leases by the Company or, to the Company’s Knowledge, by any other party to any such lease. All material tangible personal property owned or leased by the Company has been maintained by the Company in accordance with generally accepted industry practice in all material respects, is adequate and suitable for the purposes to which it is put to use by Company, and is in all material respects in good repair and working order, normal wear and tear excepted.

2.7 Bank Accounts. Section 2.7 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to (i) sign checks or other documents with respect to such account, (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access, and (iii) input or release payments from such account.

2.8 Real Property; Lease Agreements. The Company does not own any real property. Section 2.8 of the Disclosure Schedule contains a true and complete list of all real property interests leased by the Company pursuant to a lease, sublease, use and occupancy or other similar agreement under which the Company is a lessee (collectively, the “Company Leases” and the leased premises specified in such leases being referred to herein collectively as the “Company Properties”), including the address and lessee under such Company Leases. All the Company Leases are in full force and effect and are valid and binding obligations of the Company, enforceable against the Company and, to the Knowledge of the Company, against the lessor parties thereto in accordance with their respective terms. Accurate and complete copies of all Company Leases have been made available to Parent. The Company Properties constitute all the interests in real property currently used or currently held for use in connection with the business of the Company. The Company is not in breach of or default under the terms of any Company Lease and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such breach of or default or permit termination, modification or acceleration of such Company Lease. No landlord under any Company Lease has exercised (or communicated an intent to exercise) any option or right to cancel or terminate such Company Lease or shorten or lengthen the term thereof, lease additional premises, reduce, expand or relocate the premises demised by such Company Lease. The Company Properties are sufficiently supplied in all material respects with utilities and other services as necessary for the operation of such Company Properties, are in commercially reasonable condition, and are adequate and suitable for the purposes to which they are put to use by Company.

2.9 Intellectual Property; Privacy and Data Security; Information Technology.

(a) Section 2.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all Registered Company IP, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and issuance/registration/grant date, and (v) the prosecution status. Each item of Registered Company IP is owned solely by the Company. The foregoing registrations are in effect and subsisting, are valid and enforceable and comply in all material respects with all applicable laws (including payment of any filing, examination and maintenance fees and proofs of use). As of the date of this Agreement, the Company has not received any written communications challenging, or, to the Knowledge of the Company, threatening to challenge, the ownership, use, validity, scope or enforceability of the Registered Company IP. Section 2.9(a) of the Disclosure Schedule also contains a complete and accurate list of all material Trademarks used or held for use by the Company that are not registered or the subject of Trademark registrations.

(b) Section 2.9(b) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts under which the Company has been granted rights to practice or use any Intellectual Property or Intellectual Property Rights of another Person that are material to the Company’s business, including Contracts under which any other Person has granted or agreed to grant to the Company any license, covenant, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights, in each case except for Off-The-Shelf Contracts.

(c) Section 2.9(c) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts under which the Company has granted or agreed to grant to any other Person any license, covenant not-to-sue, release, immunity or other similar right to practice or use any material Owned Company IP, except for Contracts granting customers non-exclusive licenses to practice or use Company IP entered into in the Ordinary Course.

(d) All Company IP Agreements are in full force and effect, and enforceable in accordance with their terms. Except as set forth in Section 2.9(d) of the Disclosure Schedule, the Company is in compliance with, and has not breached any term of, the Company IP Agreements and, to the Knowledge of the Company, all other parties to the Company IP Agreements are in compliance with, and have not breached any term of, the Company IP Agreements. There are no pending or, to the Knowledge of the Company, threatened, disputes regarding the Company IP Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith.

(e) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any limitation on the Company’s right, title or interest (to the extent applicable) in or to any Company IP or Company Systems. The Intellectual Property and Intellectual Property Rights included in the Owned Company IP and the Licensed Company IP include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Corporation to conduct the business of the Company in the same manner as currently conducted, and following the Closing, the Surviving Corporation will own or have (pursuant to the Company IP Agreements other than Off-The-Shelf Contracts) the same rights (whether ownership, license or otherwise) that the Company had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay.

(f) Section 2.9(f) of the Disclosure Schedule sets forth a complete and accurate list and/or description of all material Licensed Company IP (including Software but excluding Open Source Software) that is included, incorporated or embedded in, linked to, or combined or distributed with a Company Product.

(g) Except as set forth in Section 2.9(g) of the Disclosure Schedule, the Company solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Owned Company IP, free and clear of all Encumbrances (other than Permitted Encumbrances), and have not: (i) licensed any such Owned Company IP, or any other Company IP, to any Person, except pursuant to (A) a Company IP Agreement listed in Section 2.9(c) of the Disclosure Schedule or (B) Contracts granting customers non-exclusive licenses to practice or use Company IP entered into in the Ordinary Course in connection with the Company Products; or (ii) exclusively licensed any such Owned Company IP, or any other Company IP, to any Person.

(h) The Company has taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company IP (including any Trade Secrets provided by or to third Persons). The Company has not authorized the disclosure of any Trade Secret included in the Company IP, nor to the Knowledge of the Company has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto. The Company has no Knowledge of any misappropriation or unauthorized disclosure of any Trade Secret included in the Company IP (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company or the Company IP.

(i) The business of the Company as currently conducted and as planned to be conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, and sale of any Company Products, (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate (and, when conducted by the Surviving Corporation following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third Person, and (ii) does not and will not constitute unfair competition or trade practices under any Legal Requirement. Except as set forth on Section 2.9(i) of the Disclosure Schedule, neither the Company nor any of the officers or directors of the Company has received any written notice alleging that the Company has violated or infringed, or, by conducting its business as presently conducted, would violate or infringe, any Intellectual Property Rights of any other Person, or that the business of the Company constitutes unfair competition or trade practices under any Legal Requirement.

(j) Except as set forth on Section 2.9(j) of the Disclosure Schedule, to the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing on, misappropriating, or otherwise violating any of the Company IP.

(k) No director, officer or stockholder of the Company owns any rights in any Intellectual Property that is directly competitive with the business of the Company or that is derived from any Company IP, and no present or former employee, officer, independent contractor or other Company Associate has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Company IP. To the Company’s Knowledge, no Company Associate has misappropriated the Trade Secrets of any other Person in the course of their employment or other engagement with the Company.

(l) The Company has made available to Parent (i) an accurate and complete list of all Open Source Software that is included, incorporated or embedded in, linked to, or combined or distributed with a Company Product, and (ii) if the Open Source Software is utilized by the Company under a Copyleft License, a description of the manner in which each such Company Product incorporates, is integrated or bundled with or links to such Open Source Software. The Company has used commercially reasonable efforts to (A) identify such Open Source Software and (B) regulate the use and distribution of Open Source Software in connection with its business and the Company Products, in each case in compliance with and as required by the applicable Open Source Software licenses. The Company has not included, incorporated or embedded in, linked to, or combined or distributed with a Company Product (or otherwise used in or with any Company Product) any Open Source Software under a Copyleft License in a manner that would require any Company Product to be licensed, distributed, or otherwise made available: (x) in a form other than binary or object code (e.g., in source code form); (y) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (z) without a license fee.

(m) The Company has implemented and maintains commercially reasonable procedures and practices designed to ensure that User Content (and its exploitation in connection with the Company Products) complies with applicable law and does not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other rights of any Person and to address allegations of infringement with respect to User Content. To the Knowledge of the Company, no claims have been received, asserted or threatened with respect to any User Content.

(n) Except as set forth on Section 2.9(n) of the Disclosure Schedule, to the Knowledge of the Company, the Software used by the Company is free of any defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials (“Software Contaminants”).

(o) The Company is, and in the past at all times has made itself, in compliance with each Applicable Privacy and Data Security Requirement. At all times since inception, the Company has maintained a policy or policies that govern its collection, use, storage, retention, disclosure, and disposal of Personal Information (each, a “Privacy Policy”), provided notice of its Privacy Policy on all of its websites and mobile applications in a manner compliant with all Applicable Privacy and Data Security Requirements, and given all notices and obtained all consents, rights and permissions required by its Privacy Policy and all Applicable Privacy and Data Security Requirements, including as required to permit the transfer of Personal Data in connection with the transactions contemplated by this Agreement, and such transfer will not violate in any material respect any Privacy Policy or Applicable Privacy and Data Security Requirements. The Company’s Privacy Policies fully and accurately disclose how the Company Processes Personal Information. Complete and correct copies of all Privacy Policies have been made available to Parent.

(p) The Company has implemented, maintains and complies with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with each Applicable Privacy and Data Security Requirement, including processes for providing notice and obtaining and maintaining records of verifiable parental consent regarding the processing of Personal Information about children under the age of 13. The Company complies with all requirements of each self-certification program the Company has subjected itself to, including all certifications, seals and safe-harbor programs relating to the Processing of Personal Information.

(q) All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Company’s business (collectively, the “Company Systems”) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such businesses. The Company Systems directly controlled and managed by the Company have not materially malfunctioned or failed within the past four years. The Company has implemented commercially reasonable backup, security and disaster recovery technology consistent with industry standard practices, and, to the Company’s Knowledge no Person has gained unauthorized access to any Company Systems. The Company Systems do not have any material security vulnerabilities.

(r) At all times during the last five years, the Company has implemented and maintained an information security program which implements and monitors administrative, organizational, and technical measures to protect against anticipated or actual threats to the security, confidentiality, availability and integrity of Company Systems, including all Personal Information and all other confidential or proprietary information processed by or on behalf of the Company (collectively, “Protected Information”). The Company’s information security program is reasonably consistent with (i) reasonable practices in the industry in which the Company operates, and (ii) the Company’s Applicable Privacy and Data Security Requirements.

(s) There has been no incidents of, or third-party claims alleging unauthorized access, unauthorized acquisition, unauthorized destruction, unauthorized use, unauthorized disclosure, loss, damage, corruption, alteration, or other misuse of any Company Systems or Protected Information (each, a “Security Breach”). The Company has not been notified in writing, or been required by any Applicable Privacy and Data Security Requirements or Governmental Body to notify in writing, any Person of any Security Breach. No claims, allegations, investigations, inquiries, enforcements, complaints, or Legal Proceedings are pending or, to the

Knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or any Applicable Privacy and Data Security Requirement. The Company maintains insurance coverage containing industry standard policy terms and limits that are reasonable, appropriate and sufficient to: (i) comply with all Applicable Privacy and Data Security Requirements; and (ii) respond to the risk of liability stemming from or relating to any Security Breaches that may impact the Company’s operations or Company Systems or from or relating to any violation of Applicable Privacy and Data Security Requirements.

(t) The Company does not collect or handle any payment card information, otherwise complies with the Payment Card Industry Data Security Standard, contractually requires all third parties that process payment card information on behalf of the Company to at all times comply with the Payment Card Industry Data Security Standard, and, to the Knowledge of the Company, any third-party that processes payment card information on behalf of the Company complies and at all times has complied with the Payment Card Industry Data Security Standard. The Company does not engage, and has not engaged, in online retargeting or other interest-based advertising.

(u) All Company Systems, other than Software that is duly and validly licensed to the Company pursuant to an Off-The-Shelf Contract or a Company IP Agreement listed in Section 2.9(b) of the Disclosure Schedule, are owned and operated by and are under the control of the Company, and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company.

(v) The Company has contractually obligated all third parties Processing Protected Information (whether such Processing is on behalf of the Company or such third-party independently determines the means and purposes of such Processing) to (i) comply with each Applicable Privacy and Data Security Requirement, (ii) take reasonable steps to protect and secure Protected Information from loss, theft, unauthorized or unlawful Processing or other misuse, (iii) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Protected Information against any Security Breach, (iv) maintain, a written public-facing privacy policy that fully and accurately disclose how the third-party Processes Personal Information, (v) all obligations required to be incorporated into such contracts by each Applicable Privacy and Data Security Requirement, and (vi) impose contractual obligations that are no less protective than those in this paragraph on any other third-parties Processing Protected Information on its behalf.

2.10 Confidential Information and Invention Assignment Agreements. Each current and former employee and consultant of the Company, and any other applicable Company Associates, in each case who is or was involved in the development of any Owned Company IP, has executed and delivered to the Company an agreement with the Company regarding confidentiality and proprietary information sufficient to (i) assign to the Company all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from or developed or delivered to the Company in connection with such Person’s work for or on behalf of the Company, and (ii) provide reasonable protection for the Trade Secrets of the Company. To the Knowledge of the Company, no current or former employee, officer, consultant, contractor or other Company Associate is in default or breach of any term of any such agreement with the Company. In each case in which the Company has acquired ownership (or claimed or purported to acquire ownership) of any Company IP from any Person (including any employee, officer, consultant and contractor of the Company), the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of and all rights with respect to such Company IP to the Company.

2.11 Material Contracts.

(a) Section 2.11(a) of the Disclosure Schedule identifies each Material Contract that is in effect as of the date of this Agreement.

(b) For purposes of this Agreement, “Material Contract” means any Company Contract:

(i) under which amounts required to be spent by or expected to be paid to the Company between the date of this Agreement and the first anniversary of such date (other than pursuant to contracts with or for the benefit of employees of the Company and contracts that can be terminated by the Company on notice of 60 days or less without penalty or liability) exceed an aggregate of $50,000 in either case;

(ii) pursuant to which the Company has licensed to or from any third party any Intellectual Property or Intellectual Property Rights, other than Off-The-Shelf Contracts and non-exclusive licenses to use Company Products granted to Company customers in the Ordinary Course;

(iii) with a Key Business Partner;

(iv) with a Governmental Body (provided that the Company need not list on Section 2.11(a) of the Disclosure Schedule any data sharing agreements entered into in the Ordinary Course, not involving any exchange of funds, with terms substantially consistent with the examples that were made available to Parent);

(v) evidencing Indebtedness of the Company in respect of borrowed money, or any guarantee of Indebtedness of another Person;

(vi) which imposes any restriction on the Company: (A) to engage, participate or compete in any line of business, market or geographic area; (B) to engage in any aspect of the Company’s business, including by containing any covenants limiting the marketing or sale of the Company’s products or services; (C) to exploit any Company Owned IP; or (D) that contains any “most favored nation” or “most favored customer” or similar provision;

(vii) granting exclusive rights, rights of first refusal or rights of negotiation to license, market, distribute, sell or deliver any Company Product; or otherwise contemplating an exclusive relationship between the Company and any other Person;

(viii) relating to any joint venture, strategic alliance, joint marketing, partnership or sharing of profits, revenue or proprietary information or similar arrangement;

(ix) relating to any (A) transaction in which the Company merged with any other Person, acquired any securities or material assets of another Person, or otherwise acquired the rights to any Company Product or any Company IP, or (B) disposition of any material assets outside the Ordinary Course;

(x) constituting a written employment agreement or severance agreement with management-level employees of the Company,

(xi) constituting a change in control, transaction bonus or similar Contract with any Company Associate or other Person;

(xii) that is an indemnification agreement described in Section 4.10(a); or

(xiii) settlement agreement or release of claims relating to any Legal Proceeding (whether actual or threatened).

(c) The Company has made available to Parent a complete and accurate copy of each Material Contract required to be identified in Section 2.11(a) of the Disclosure Schedule (other than any order form entered into in the Ordinary Course and any Governmental Body data sharing agreements entered into in the Ordinary Course, not involving any exchange of funds, with terms substantially consistent with the examples that were made available to Parent).

(d) Each Material Contract is valid and in full force and effect as of the date of this Agreement and is the legal, valid and binding obligation of the Company, as applicable, and, to the Knowledge of the Company, the other parties thereto, enforceable against the Company, as applicable, and, to the Knowledge of the Company, against the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in breach or in default under any Material Contract, and to the Knowledge of the Company, no other party to any such Material Contract is in breach or in default under any Material Contract, and no event, occurrence, condition or act exists or has occurred that, with the giving of notice or the lapse of time, would reasonably be expected to (i) become a material breach or material default under any Material Contract or (ii) give any third party (A) the right to exercise any remedy that would be materially adverse to the Company or (B) the right to a rebate, chargeback, refund, credit or penalty. The Company has not received any written notice or other written communication regarding any actual, alleged or potential material violation or breach of, default under, or intention to cancel or materially modify any Material Contract.

2.12 Compliance with Laws. The Company is in compliance, and for the last three years has been in compliance in all material respects with all applicable Legal Requirements. Except as set forth on Section 2.12 of the Disclosure Schedule, the Company has not received any written notice, inquiry or other communication of any violation of any Legal Requirements (whether suspected, potential, alleged or otherwise), and, to the Knowledge of the Company, there are no existing conditions or circumstances that could reasonably be expected to lead to such any such communication. No event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any applicable law or Legal Requirement.

2.13 Governmental Authorizations. All material Governmental Authorizations held by the Company are valid and in full force and effect and will continue in full force and effect immediately following the Closing. The Company is not in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time or both, would constitute a default under or violation of) any material Governmental Authorization held by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of any Governmental Authorization held by the Company.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by the Company with any governmental Tax authority (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); (ii) is true, correct and complete in all material respects; and (iii) has been prepared in all material respects in compliance with applicable law. All Taxes required to be paid by the Company have been timely paid, except to the extent such amounts are being contested in good faith by appropriate proceedings and are properly reserved for on Company Financial Statements. All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and have been duly paid to the proper governmental Tax authority to the extent required under applicable law.

(b) As of the date of this Agreement, in the last three years, there has not been any audit of any Company Return by any governmental Tax authority. As of the date of this Agreement, no audit of any such Company Return is in progress and the Company has not been notified in writing by any governmental Tax authority that any such audit is contemplated or pending. As of the date of this Agreement, no deficiency for Taxes has been asserted or assessed in writing by any governmental Tax authority against or with respect to the operations of the Company, which deficiency has not been paid in full or finally settled. No extension of time with respect to any date on which a Company Return was required to be filed by the Company is in force as of the date of this Agreement, and no waiver or agreement by or with respect to the Company is in force as of the date of this Agreement for the extension of time for the payment of any Taxes (excluding Tax Returns filed on a non-discretionary extension). As of the date of this Agreement, no written claim has been received by the Company at any time in the last three years from any governmental Tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by, or required to file a Tax Return in, that jurisdiction. The Company has made available to Parent or Parent’s legal or financial advisor correct and complete copies of: (i) all federal and state income Tax Returns filed by the Company for the last three taxable periods; and (ii) all examination reports and statements of deficiencies from any governmental Tax authority assessed against or agreed to by the Company.

(c) The Company has not agreed prior to the date of this Agreement to, and is not required as of the date of this Agreement to, make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the Code by reason of any change in any accounting method made prior to the Closing. There is no application pending as of the date of this Agreement with any governmental Tax authority requesting permission for any such change in any accounting method of the Company, and the IRS has not issued in writing to the Company any proposal pending as of the date of this Agreement regarding any such change in accounting method. The Company uses the accrual method of accounting for Tax purposes.

(d) The Company is not a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes. The Company does not have liability for the Taxes of any third party under Treasury Regulation § 1.1502-6, as a transferee or successor, by contract, or otherwise by operation of law. For purposes of this Section 2.14(d), contracts entered into in the Ordinary Course the principal purpose of which is not the sharing or allocation of Tax (such as a lease) shall be disregarded.

(e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing Date; (D) prepaid amount or advance payment received or deferred revenue accrued on the Closing to the extent such amounts exceed the net operating losses of the Company as of the Closing; (E) election under Code Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign law); or (F) an election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).

(f) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets of the Company.

(g) The Company has not received or requested any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority). The Company has not received or requested, from any governmental Tax authority, any transfer pricing agreement, closing agreement or similar agreement.

(h) The Company has not elected to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the Coronavirus Aid, Relief, and Economic Security Act (including pursuant to Sections 2301 and 2302 of the Coronavirus Aid, Relief, and Economic Security Act), IRS Notice 2020-65 (regarding the deferral of the employee’s share of Social Security taxes) or any similar legislation that addresses the financial impact of COVID-19 on employers.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company is not a party to any joint venture, partnership, other arrangement or contract that would reasonably be expected to be treated as a partnership for federal income tax purposes.

(k) The Company has not engaged in any reportable transactions (as defined under Section 6707A(c) of the Code).

Without limitation, except with respect to Section 2.14(c), (d), (e), (g), (h), or (j), the representations and warranties made in this Section 2.14 do not constitute representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, any Taxes or Tax matters attributable to any period commencing, or any Tax position taken, after the Closing Date. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed as a representation or warranty with respect to the ability of the Parent or any of its Affiliates to utilize any net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits or similar Tax assets and attributes after Closing.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Section 2.15(a) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects: (i) the employee’s name (or employee identification number if the employee’s name must be redacted as required by applicable Laws); (ii) location of employment (by city and state or country); (iii) position held; (iv) base salary or hourly wage rate, as applicable; (v) designation as either exempt or non-exempt; (vi) the date of hire; (vii) leave status (if applicable); (viii) visa status; (ix) any severance or termination payment (in cash or otherwise) to which any employee could be entitled; and (x) an accurate and succinct description all other remuneration payable and other material benefits provided; and (xi) any material promises or written commitments made to them with respect to material changes or material additions to their compensation or benefits. Except as set forth in Section 2.15(a) of the Disclosure Schedule, the employment of each employee is terminable by the Company at will and without penalty or Liability (except as required by applicable Legal Requirements), whether in respect of severance payments and benefits or otherwise.

(b) The Company has made available to Parent or Parent’s legal or financial advisor copies of all material employee manuals, handbooks and policy statements in effect as of the date of this Agreement and relating to the employment of the Company’s current employees.

(c) Section 2.15(c) of the Disclosure Schedule accurately sets forth, with respect to each individual who currently provides services directly to the Company as an independent contractor or consultant: (i) his/her name; (ii) the locations at which such services are provided; (iii) the dates of engagement; (iv) the notice or termination provisions applicable to the individual; (v) the terms of regular compensation; (vi) with respect to individual contractors or consultants engaged directly by the Company, the amount of compensation paid to the contractor during the last 12 months; (vii) a description of any other benefits or compensation provided to the individual; and (viii) a description of the independent contractor’s services.

(d) The Company has made available accurate and complete copies of all material Contracts with current independent contractors and consultants of the Company and all material written policies with respect to independent contractors and consultants.

(e) No current or former independent contractor of the Company is or has been a misclassified employee. No independent contractor is or has been eligible to participate in any Company Employee Plan (other than the Company Stock Plan). The Company has never had any temporary or leased employees that were not treated and accounted for in all material respects as employees of the Company. The employees of the Company are correctly classified as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the Company maintains employment relationships. The Company maintains accurate and complete records in all material respects of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the Company maintain employees in all material respects. The Company: (i) has withheld and reported all amounts required by any Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Associates, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has paid in full (or accrued on the Unaudited Interim Balance Sheet) to all current and former employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons. Other than as set forth in employment agreements or letters identified in Section 2.15(e) of the Disclosure Schedule, the Company has no legally binding plan or program requiring the payment of severance compensation in connection with the termination of employment of its employees.

(f) None of the employees of the Company is represented by a labor union, works council, or other collective bargaining representative and the Company is not subject to any collective bargaining, works council, labor or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage, attempt to organize with regard to the Company’s employees or other labor trouble pending or, to the Knowledge of the Company, threatened in writing against the Company. The Company has not agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, works council or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company. There is no challenge regarding representation as to any labor union, works council or other collective bargaining representative with respect to any employees of the Company, and no labor union, works council or other collective bargaining representative, to the Knowledge of the Company, claims to or is seeking to represent any employees of the Company. The Company has not entered into any Contract with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them). The Company has no obligations to inform, consult, or obtain consent from any labor union, works council, or other collective bargaining representative in order to consummate the transactions contemplated by this Agreement, whether in advance or otherwise.

(g) Neither the Company nor, to the Knowledge of the Company, any employee or other Company Associate of the Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of any of the Company. No Legal Proceeding, claim, charge or complaint against the Company is pending or, to the Knowledge of the Company, has been threatened or could be reasonably anticipated relating to any Company Associate or applicant, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, or any other employment related matter arising under applicable Legal Requirements. The Company is and has at all times, in all material respects, been in compliance with all applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to terms and conditions of employment, discrimination, harassment, retaliation, civil rights, worker classification (including proper classification of workers as independent contractors and classification of employees as exempt or non-exempt), labor relations, safety and health, workers’ compensation, fair employment practices, payment of wages, hours or work, minimum wage, overtime, meal and rest periods, social benefits contributions, severance pay, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local Legal Requirements (collectively, “WARN”), collective bargaining, collection and payment of tax withholding or social security taxes and any similar tax, leaves of absence, vacation, sick leave, paid time off, immigration, employee benefits, affirmative action, and pay equity. Each current employee and independent contractor of the Company is lawfully authorized to work in the jurisdiction in which he or she is employed or provides services according to applicable immigration laws.

(h) The Company has not had any plant closing, mass layoff or other termination of Company Associates that has imposed or would impose any obligation or other Liability upon the Company, Parent or any of Parent’s Affiliates under WARN. Neither the Company nor Parent or any of its Affiliates is subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the transactions contemplated by this Agreement on the employment of any of the Company Associates or the compensation or benefits provided to any of the Company Associates. The Company is not a party to any Material Contract that expressly prohibits the Company from relocating, downsizing or closing any office or other location of the Company.

(i) To the Knowledge of the Company, no Person has claimed or has reason to claim that any Company Associate (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; or (ii) has disclosed or utilized any Trade Secret or material proprietary information of such Person in connection with such Person’s services with the Company. To the Knowledge of the Company, no Company Associate has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or has violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company.

(j) No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company have been reported to the Company or, to the Knowledge of the Company, threatened against any Key Employee, or any current or former officer or director, or employee of the Company who supervises other employees. Except as set forth in Section 2.15(j) of the Disclosure Schedule, the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee or other Company Associate. To the extent required by applicable Legal Requirements, the Company has established and distributed to its employees a policy against harassment, discrimination, and retaliation, has implemented complaint procedures, and has required all employees to undergo anti-harassment training.

(k) The Company is in compliance in all material respects with all Legal Requirements related to any public health emergency (including but not limited to COVID-19) with respect to employees and independent contractors applicable to any location in which any of the Company operates. The Company has not received any written complaint from any employee or independent contractor alleging that the Company is not in compliance with workplace Legal Requirements related any public health emergency or failed to provide a safe working environment, appropriate equipment or accommodation in relation to any public health emergency.

(l) Each Company Employee Plan is listed in Section 2.15(l) of the Disclosure Schedule. Other than the Company Employee Plans, the Company has no liability with respect to any plan, program, arrangement or agreement for the benefit of an employee, director or consultant of the Company. Except as set forth in Section 2.15(l) of the Disclosure Schedule:

(i) (A) a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, summary plan descriptions, material modifications and other authorizing documents, actuarial reports and financial statements); (B) the most recently filed Form 5500 with respect to each Company Employee Plan that is subject to ERISA reporting requirements and for which the Company is the entity obligated to file such return; (C) the most recent determination, opinion or advisory letter issued by the IRS with respect to each Company Employee Plan, as applicable, and to the extent reasonably available to the Company; and (D) all material non-routine correspondence to or from any governmental authority relating to a Company Employee Plan, have been made available to Parent or Parent’s legal or financial advisor;

(ii) (A) each Company Employee Plan directly administered by the Company is in compliance with applicable Legal Requirements and each such Company Employee Plan has been funded, administered and operated in all material respects in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code; and (B) to the Company’s Knowledge, all other Company Employee Plans are in compliance with applicable Legal Requirements and each such Company Employee Plan has been funded, administered and operated in all material respects in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code;

(iii) no Company Employee Plan, and, to the Company’s Knowledge, no trustee or administrator thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any such Company Employee Plan or trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(iv) with respect to the Company Employee Plans, all required contributions have been made or properly accrued on the Company Financial Statements in all material respects;

(v) no actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan; and

(vi) the Company has no liability under any Company Employee Plan to provide medical or death benefits with respect to employees of the Company beyond their termination of employment (other than coverage mandated by applicable Legal Requirements).

(m) Except as expressly contemplated pursuant to the terms of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment of any employee following, or in connection with, the transactions contemplated hereby or any other event): (i) entitle any employee to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment with the Company, (ii) accelerate the time of payment or vesting of compensation or benefits or increase the amount of compensation or benefits payable to any employee or (iii) result in any amounts paid or payable to any Disqualified Individual that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(n) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to or has in the past sponsored, maintained or contributed to or has any liability, whether contingent or otherwise, with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(o) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, or has any obligation to contribute to, or has in the past sponsored, maintained or had any obligation to contribute to, any plan or arrangement subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA or of the type described in Section 4063 or 4064 of ERISA or in Section 413(c) of the Code.

(p) To the Company’s Knowledge, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust intended to be exempt from federal income tax under Section 501(a) is so exempt. To the Company’s Knowledge, nothing has occurred and no facts or circumstances exist that would reasonably be expected to cause the loss of such qualification or exemption.

(q) Each Company Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has at all times been operated in compliance with Section 409A of the Code and the regulations and guidance issued thereunder. The Company has no obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Section 4999 or Section 409A of the Code.

(r) The Company is and has at all relevant times been in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations and guidance issued thereunder.

2.16 Environmental Matters. The Company is in compliance, and for the last three years has been in compliance in all material respects with all applicable Legal Requirements concerning pollution or protection of the environment, including all Legal Requirements relating to the emission, discharge or release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands (“Environmental Requirements”). In the past three years, the Company has not received any written notice or other communication from any governmental authorities regarding violations or Liabilities imposed under Environmental Requirements (whether suspected, potential, alleged, actual or otherwise), and, to the Knowledge of the Company, there are no existing conditions or circumstances that could reasonably be expected to give rise thereto.

2.17 Insurance. All policies of insurance (other than those underlying or funding any Company Employee Plan) maintained by the Company are in full force and effect and the Company is not in default under any such policy. Such policies are in such coverage amounts as are prudent for companies in the same industry as the Company. There are no disputes between the Company, on the one hand, and any underwriter of any such policy, on the other hand, and there is no claim pending under any such policy as to which coverage has been denied or disputed. No written notice of cancellation or non-renewal of, or of any premium increase under, any such policy has been received by Company. Section 2.17 of the Disclosure Schedule contains a list of all material policies of insurance or fidelity bonds maintained by the Company. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has not made any claim under any casualty insurance policy during the past three years. The Company has no self-insurance or co- insurance programs.

2.18 Related Party Transactions. As of the date of this Agreement and other than employment or compensation and employee benefit agreements or arrangements entered into in the Ordinary Course, the Company is not a party to any Contract with, and no material transactions have taken place between the Company and, any director, officer, employee or direct or indirect shareholder or other securityholder of the Company, or any Affiliate of such individual, that will not have been discharged, terminated or otherwise consummated on or prior to the Closing Date with no further obligation or other Liability on the part of the Company. No such Person has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of the Company, or owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer (or manager or other equivalent position) or director of, any competitor, customer or supplier of the Company.

2.19 Legal Proceedings; Orders.

(a) As of the date hereof, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company, or in which the Company is a plaintiff, complainant or defendant with respect to any of the assets owned or used or any products or services provided by the Company or any Person whose Liability for such Legal Proceeding the Company has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of the Company, or any option or other right to the capital stock or other securities of the Company, or right to receive consideration as a result of this Agreement. As of the date hereof, and for the last three (3) years, no Legal Proceeding has been commenced by or against, or to the Knowledge of the Company, threatened against, the Company (or any director, officer, or other Representative of the Company in their capacity as such).

(b) There is no Order to which the Company, or any of the assets owned or used or any products or services provided by the Company, is subject. To the Knowledge of the Company, no current Company Associate is subject to any Order that prohibits such Company Associate from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.20 Authority; Binding Nature of Agreement.

(a) The Company has all necessary right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors and, assuming the Required Merger Stockholder Votes are obtained as contemplated by this Agreement prior to the Effective Time, its stockholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company’s board of directors has: (i) unanimously determined that the Mergers are advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Mergers be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Mergers or any of the other transactions contemplated by this Agreement.

2.21 Non-Contravention; Consents. Except as set forth in Section 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or the other agreements, documents or instruments referred to in this Agreement to which the Company is or will be a party; nor (2) the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Organizational Documents of the Company; or (ii) any presently effective resolution adopted by the stockholders, board of directors or any committee of the board of directors, as applicable, of the Company;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, in each case in any material respect, to which the Company or any of the assets owned or used by the Company is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization in any material respect that is held by the Company or that otherwise relates to the business of the or to any of the assets owned or used by the Company; or

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or materially modify any such Material Contract (in each case described in this clause “(d)”, except as would not be material to the Company or the Company’s ability to consummate the transactions contemplated by this Agreement).

Except (i) as set forth in Section 2.21 of the Disclosure Schedule, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such other filings, notices or Consents that, if not filed, given or obtained would not be material to the Company, or to the Company’s execution, delivery and performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, or to the Company’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement, the Company is not or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22 Significant Business Relationships. Section 2.22 of the Disclosure Schedule sets forth an accurate and complete list of (i) the top 10 customers of the Company based on amounts paid or payable to the Company for the year ended December 31, 2020 and the customers of the Company who are reasonably expected to pay an amount in excess of $100,000 to the Company for the year ending December 31, 2021 and (ii) the top 10 vendors and suppliers used by the Company based on amounts paid or payable by the Company for the year ended December 31, 2020 and the vendors and suppliers used by the Company who are reasonably expected to be paid an amount in excess of $100,000 by the Company for the year ending December 31, 2021 (each of the foregoing Persons, a “Key Business Partner”), together with the amount of purchases, payments, loans or transactions attributable to each during the year ended December 31, 2020 and the three-month period ended March 31, 2021. Since December 31, 2020, no Key Business Partner has terminated its relationship with the Company or demanded (or otherwise proposed) a material reduction or adverse change in the pricing or other terms of its relationship with the Company. The Company is not engaged in any dispute with any Key Business Partner and, to the Knowledge of the Company, no Key Business Partner intends to terminate, materially limit or materially reduce its business relations with the Company, or materially reduce or adversely change the pricing or other terms of its business with the Company, nor to the Knowledge of the Company is there any basis to reasonably expect any of the foregoing. The Company has no Knowledge of any material dissatisfaction on the part of any Key Business Partner or any facts or circumstances that would reasonably lead to such material dissatisfaction.

2.23 Vote Required. The affirmative vote of: (a) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis); and (b) the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).

2.24 Trade Control Laws.

(a) The Company has (i) conducted its activities in compliance in all material respects with all applicable Trade Control Laws and (ii) obtained all material licenses or authorizations required under all applicable Trade Control Laws for any export, re-export, transfer or provision of any goods, software, technology, data, or service to any Person.

(b) There are no current, pending, or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or, to the Knowledge of the Company, any Company Associate or other Representative of the Company (to the extent that Company Associates and Representatives are acting on the Company’s behalf) with respect to any Trade Control Laws.

2.25 Anti-Corruption. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or Representatives acting on behalf of the Company or any of its Subsidiaries, have made, offered, promised, or authorized any payment or gift, of any money or anything of value, directly or indirectly, to or for the benefit of any Government Official for the purposes of (a) influencing any official act or decision by a Government Official; (b) inducing such Government Official to use their influence to affect any act or decision of a Governmental Body; or (c) securing any improper advantage, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or Representatives acting on behalf of the Company or any of its Subsidiaries, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds, or received or retained any funds, in violation of any laws. The Company and its Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with Anti-Corruption Laws. None of the Company, its Subsidiaries, or any of its or their respective directors, officers, managers, employees, or agents or representatives acting on behalf of the Company or any of its Subsidiaries, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other civil or criminal enforcement action related to any Anti-Corruption Laws.

2.26 Minute Books. At the Closing, the minute books of the Company will be in the possession of the Company, which minute books are accurate and complete in all material respects and contain records of all material actions taken, and summaries of all meetings held, by the stockholders and board of directors (and any committees thereof) of the Company.

2.27 Brokers. Except as set forth in Section 2.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.28 Intended Tax Treatment. The Company is not aware of the existence of facts or circumstances reasonably expected to serve as the basis for a challenge to the Intended Tax Treatment.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent and the Merger Subs represents and warrants to and for the benefit of the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Parent directly owns beneficially and of record all outstanding capital stock and other Equity Interests of the Merger Subs, and no other Person holds any capital stock or other Equity Interests of the Merger Subs nor has any rights to acquire any interest in the Merger Subs. None of Parent or the Merger Subs are in violation of any of the provisions of its Organizational Documents. Merger Sub II is an entity disregarded as separate from its owner for U.S. federal income Tax purposes, and no election has or shall be made to treat Merger Sub II as anything other than an entity disregarded as separate from its owner for U.S. federal income Tax purposes if such election may adversely affect the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

3.2 Authority; Binding Nature of Agreement. Each of Parent and the Merger Subs has all necessary right, power and authority to enter into and to perform their respective obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which each of them is or will be a party; and the execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and the Merger Subs, as applicable, and its board of directors or other governing body and, in the case of Merger Sub I, assuming the approval thereof by its stockholders prior to the First Effective Time, no other or further action or proceeding on the part of Parent or any Merger Sub is necessary to authorize the execution and delivery by each of Parent and the Merger Subs of this Agreement, the performance by them of their respective obligations hereunder, and the consummation by them of the transactions contemplated by this Agreement. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which Parent and the Merger Subs is a party has been or will be duly executed and delivered by Parent and the Merger Subs and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Parent and the Merger Subs, as applicable, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Mergers or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the Organizational Documents of Parent or the Merger Subs; (B) any resolution adopted by the stockholders, members, or board of directors or any committee of the board of directors of Parent or the Merger Subs; (C) any provision of any material Contract by which Parent or any Merger Sub is bound; or (D) any applicable Legal Requirement or any Order to which Parent or the Merger Subs are subject.

(b) Consents. Neither Parent nor the Merger Subs will be required to make any filing with or obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for: (A) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (B) filings required to be made or Consents required to be obtained by Parent or the Merger Subs, in each case from any Governmental Body in connection with the Merger; and (C) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Parent’s or the Merger Subs’ ability to consummate the Mergers or the other transactions contemplated hereby.

3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Merger Subs.

3.5 Stock Portion of Merger Consideration.

(a) Assuming the accuracy of the representations and warranties made by the Effective Time Holders in their respective Joinder Agreements, the shares of Parent Common Stock comprising a portion of the Merger Consideration issuable in connection with the Mergers, when issued by Parent in accordance with this Agreement, will be duly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws and free and clear of any and all Encumbrances.

(b) As of the date of this Agreement and as of the Closing Date, three (3) Parent CDIs are issuable per one (1) share of Parent Common Stock.

3.6 Intended Tax Treatment. To the knowledge of Parent, Parent (i) has not had any discussion with any stockholder of the Company to reacquire any Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement, but excluding any reacquisition pursuant to the terms and conditions contemplated by this Agreement or any ancillary agreement to this Agreement, or (ii) does not have any plan or intent to discontinue the historic business of the Company or dispose of the assets of the Company in a manner that would violate the continuity of business enterprise contemplated by Treasury Regulations Section 1.368-1(d). For purposes of this Section 3.6, knowledge of Parent shall mean the actual knowledge of any officer of Parent that (x) has policy-making authority on behalf of Parent or its Affiliates, and (y) has been materially involved in the transactions contemplated by this Agreement.

3.7 Parent Plan. As of the date immediately prior to the date of this Agreement, an aggregate number of 3,456,895 shares of Parent Common Stock remain available for issuance to officers, directors, employees and consultants of Parent pursuant to the Amended and Restated 2011 Stock Plan of Parent (the “Parent Plan”). The Parent Plan was duly adopted by Parent’s Board of Directors and has been duly approved by Parent’s stockholders.

4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request; provided, however, that the foregoing shall not require the Company to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene any applicable Legal Requirements or result in the waiver of any attorney-client privilege. During the Pre-Closing Period, Parent may, following reasonable advance notice to the Company, make inquiries of Persons having business relationships with the Company (including Key Business Partners) and the Company shall use reasonable best efforts to help facilitate (and shall cooperate fully with Parent in connection with) such inquiries, in each case in compliance with all applicable Legal Requirements (including any applicable antitrust or competition laws or regulations). The terms set forth in this Section 4.1 shall be subject to the Mutual Nondisclosure Agreement between Parent and the Company, dated as of August 15, 2019 (the “Confidentiality Agreement”).

4.2 Operation of the Business of the Company. During the Pre-Closing Period:

(a) the Company shall:

(i) conduct its business and operations in the Ordinary Course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; and

(ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of Key Employees and its other current Company Associates and maintain its relations and goodwill with, all customers, landlords, employees, merchants, lenders, originators, processors, servicers and other Persons having beneficial business relationships with the Company, including all Key Business Partners (other than terminations of employees (A) that were, in good faith, for cause or (B) following reasonable consultation with Parent); and

(b) the Company shall not:

(i) cancel any of its insurance policies required to be identified in Section 2.17 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(ii) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than forfeitures of unvested Company Options or forfeitures or repurchases of Company Restricted Stock Awards, in either case, upon termination of service with any employee pursuant to the underlying award agreements in effect on the date of this Agreement);

(iii) sell, issue or authorize the issuance of: (A) any capital stock or other security; (B) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (C) other than the issuance of convertible promissory notes to Parent, any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Company Capital Stock (I) upon the exercise of Company Options not later than three Business Days prior to the Closing Date, (II) upon the lapse of restrictions on Company Restricted Stock Awards, and (III) upon the conversion of Company Preferred Stock, in each case, outstanding as of the date of this Agreement and in accordance with their respective terms as in effect on the date of this Agreement);

(iv) amend or permit the adoption of any amendment to its Organizational Documents, or effect or permit the Company to become a party to any Acquisition Transaction (other than the transactions contemplated by this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any Subsidiary or acquire any Equity Interest or other interest in any other Entity;

(vi) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures (in each case, as determined in accordance with GAAP) made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000;

(vii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, other than in the Ordinary Course;

(viii) amend, extend or prematurely terminate, or waive any material right or remedy under, any Company Contract that is or would constitute a Material Contract;

(ix) (A) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $100,000; (B) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; (C) waive or relinquish any right or (D) acquire, lease or license any interest in real property or other licensed space, except in the case of each of clauses (A)-(C), in the Ordinary Course;

(x) lend money to any Person (except that the Company may make routine travel and business expense advances to current employees of the Company in the Ordinary Course);

(xi) (A) enter into any collective bargaining agreement; (B) establish, adopt, amend or terminate any Company Employee Plan (except to the extent required by applicable Legal Requirements or as necessary to comply with this Agreement and other than routine Company Employee Plan renewals and entering into at-will employment offer letters in connection with the hiring of any non-management level employee in the Ordinary Course whose annual cash compensation does not exceed $100,000); (C) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions and bonuses paid in the Ordinary Course (D) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of the officers, employees or members of the board of directors of the Company; (E) promote or change the title of any of its management-level employees (retroactively or otherwise), (F) hire or make an offer to hire any new management-level employee, or (G) grant any new right to severance or termination pay to any present or former officer, director, employee or other personnel (whether employees or individual independent contractors);

(xii) change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);

(xiii) (A) make, change or revoke any material Tax election; (B) change a material accounting method in respect of Taxes; (C) enter into any agreement the primary purpose of which is Tax allocation, Tax sharing, or Tax indemnity; (D) amend any material Tax Return; (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar or corresponding provision of state, local or foreign law); (F) settle or compromise any claim, notice, audit report or material assessment in respect of Taxes; or (G) request any ruling or similar guidance with respect to Taxes from a governmental Tax authority, in the case of items (A) through (G), to the extent reasonably expected to adversely affect the future Taxes of the Company, the Surviving LLC, Parent and its Affiliates (including the amount of any tax attribute, carryforward or credit);

(xiv) commence or settle any material Legal Proceeding for damages in excess of $250,000, other than to enforce rights under this Agreement or in connection with the transactions contemplated hereby;

(xv) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance (other than Permitted Encumbrances), except for (A) pledges of immaterial assets made in the Ordinary Course; and (B) nonexclusive licenses granted by the Company in the Ordinary Course; or

(xvi) agree or commit to take any of the actions described in clauses “(iii)” through “(xv)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(b)(i)” through “(b)(xvi)” above if: (i) Parent gives its prior written consent to the taking of such action by the Company; (ii) such action is expressly required to be taken by this Agreement; (iii) such action is disclosed in Schedule 4.2(b); or (iv) such action is required by any applicable Legal Requirements or Order (and the Company promptly notifies Parent of such action).

4.3 Stockholder Consent.

(a) Information Statement. As promptly as practicable after the execution of this Agreement (and in any event within four Business Days), the Company shall, in accordance with its Organizational Documents and applicable Legal Requirements, provide Parent with a draft Information Statement in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement that require such stockholders’ approval; and (ii) waivers by the stockholders of the Company of their appraisal rights in connection with the Merger. Parent shall review the Information Statement and work with the Company in good faith to finalize it as soon as practicable after the delivery of such draft. As promptly as practicable after the Company has finalized the Information Statement and Parent has approved such final Information Statement, the Company shall, in accordance with its Organizational Documents and applicable Legal Requirements, provide to its Stockholders the Information Statement and other appropriate documents in connection with the obtaining of such consents and waivers. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all outstanding shares of each class and series of Company Capital Stock. The Information Statement shall: (i) include the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement and the approval of the other transactions contemplated by this Agreement; (ii) notify the stockholders of the receipt by the Company of the Required Merger Stockholder Votes, their appraisal rights pursuant to Section 262 of the DGCL; and (iii) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and approval by Parent and its advisors (not to be unreasonably withheld, conditioned or delayed).

(b) Parachute Payments. No later than five Business Days prior to the Closing Date, the Company shall request, and deliver to Parent executed copies of the Parachute Payment Waiver Agreement of each Disqualified Individual who has received, or may reasonably be expected to be entitled to receive, Section 280G Payments. As soon as reasonably practicable after the execution of the Parachute Payment Waiver Agreement, but in no event later than three Business Days prior to the Closing, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent), for approval by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all Section 280G Payments with respect to such Disqualified Individuals waived or otherwise contingent on such vote. Any such stockholder approval shall be sought by the Company in a manner which satisfies applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that in the absence of such stockholder approval, no Section 280G Payments waived or otherwise contingent on such approval shall be made to the Disqualified Individuals. The form and substance of all stockholder approval documents contemplated by this Section 4.3(b), including the Parachute Payment Waiver Agreement, shall be subject to the prior review and approval of Parent (not to be unreasonably withheld, conditioned or delayed). Parent agrees to cooperate in good faith with the Company to supply the Company with any information reasonably relevant to the preparation of disclosure information to be provided to the stockholders in connection with such stockholder approval.

4.4 Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the Company obtaining Knowledge of: (a) any breach of any representation, warranty, covenant, agreement or obligation of the Company such that any of the conditions set forth in Section 7 would not be satisfied; or (b) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. In no event shall the delivery of any notice by the Company pursuant to this Section 4.4: (i) limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of Parent or the conditions to the obligations of the parties under this Agreement; or (ii) be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

4.5 No Negotiation. During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, and the Company shall not authorize, encourage, instruct or permit any Representatives of the Company or any of its Subsidiaries to: (a) solicit, or encourage or facilitate the initiation or submission of, any expression of interest, inquiry, proposal or offer from any Person (other than Parent and the Merger Subs) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent and the Merger Subs and its and their Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain, consider or accept any proposal or offer from any Person (other than Parent and the Merger Subs) relating to a possible Acquisition Transaction. The Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent, the Merger Subs and its and their respective Representatives) conducted heretofore with respect to any Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) provide Parent with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Subsidiaries or by any of its or their respective Representatives from any Person (other than Parent and the Merger Subs), including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (if such disclosure does not violate any confidentiality obligations of the Company or any of the Company’s Representatives, as applicable); (ii) a complete summary of each other communication transmitted on behalf of such Person or any of such Person’s Representatives to the Company or any of the Company’s Representatives; and (iii) an accurate and complete copy of all written materials provided in connection with such expression of interest, inquiry, proposal or offer.

4.6 Termination of Certain Benefit Plans. The Company shall terminate, effective (a) as of the First Effective Time (or as soon as administratively practicable thereafter), or (b) as of such other time Parent may specify, each Company Employee Plan Parent requests, at least three Business Days prior to the Closing Date, that the Company terminate (such requested Company Employee Plans, collectively, the “Requested Employee Plans”). With respect to each Requested Employee Plan, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Requested Employee Plans (the form and substance of which resolutions shall be subject to the review and reasonable approval of Parent) effective as of the dates specified above.

4.7 Data Room Information. Within five Business Days after each of the date of this Agreement and the Closing Date, the Company shall deliver to Parent, through any electronic medium (including without limitation a .zip file delivered electronically or USB hard drive) an electronic copy of the documents and information contained in the Virtual Data Room as of each of 11:59 p.m., Pacific time, on the date of this Agreement and 11:59 p.m., Pacific time, on the day prior to the Closing Date.

4.8 Termination/Amendment of Agreements and Release of Encumbrances. The Company shall use commercially reasonable efforts to: (a) cause the agreements identified on Schedule 4.8(a) to be terminated effective as of the Effective Time; (b) cause the agreements identified on Schedule 4.8(b) to be amended effective as of the Effective Time in the manner set forth on Schedule 4.8(b); and (c) take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances (other than Permitted Encumbrances) upon the assets or properties of the Company; in each case in form and substance reasonably satisfactory to Parent.

4.9 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”); provided, however, any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 7 have been satisfied. Notwithstanding the foregoing, if Parent and/or the Merger Subs have the right to, but do not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Parent and the Merger Subs shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

4.10 Officer and Director Indemnification.

(a) Parent agrees, until the sixth anniversary of the Closing Date, to cause the Surviving LLC to provide in its limited liability company agreement rights to indemnification, contribution and advancement of expenses that are no less favorable than those rights set forth in the Company’s Organizational Documents and indemnification agreements, in each case as in effect on the date of this Agreement and in the forms made available to Parent with respect to indemnification of current and former officers, managers, directors, employees and agents of Company and its Subsidiaries (each, a “Company D&O Indemnified Party”) against all Damages incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Company D&O Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, and agrees such rights shall not be modified or amended in a manner that would limit the scope of such indemnification of any Company D&O Indemnified Party, except as required by applicable law.

(b) This Section 4.10: (i) shall survive the consummation of the Mergers; (ii) is intended to benefit each Company D&O Indemnified Party and their respective heirs, executors and administrators; (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have against Parent or the Surviving LLC first arising after the Closing Date by contract or otherwise; and (iv) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company D&O Indemnified Party under this Section 4.10 without the written consent of such affected Company D&O Indemnified Party.

(c) At or prior to the Closing, the Company shall obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the date of this Agreement.

4.11 Payoff Letters and Invoices; Estimated Merger Consideration Certificate.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall, to the extent applicable, deliver to Parent an accurate and complete copy of: (i) one or more payoff letters, each dated no more than five (5) Business Days prior to the Closing Date, with respect to all outstanding Indebtedness to be repaid in connection with the Closing, to satisfy such Indebtedness as of the Closing and terminate and release any Encumbrances related thereto; and (ii) an invoice from each advisor or other service provider to the Company, dated no more than five (5) Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Certificate, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 1.3(d)(iv) on an accompanying spreadsheet, together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the estimated Merger Consideration Certificate.

5. CERTAIN COVENANTS OF THE PARTIES

5.1 Filings and Consents.

(a) Filings. Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company: (i) file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the HSR Act within ten (10) Business Days following the date of this Agreement (such filings shall specifically request early termination of the waiting period); and (ii) promptly file comparable pre-merger notification filings, forms and submissions with any Governmental Body that are required by the other applicable antitrust laws set forth on Schedule 7.3 in connection with the transactions contemplated by this Agreement (with any comparable pre-merger filings to be made as soon as reasonably practicable following the date of this Agreement). Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) promptly supply the other (or cause the other to be supplied) with any information or documents that may be required in order to make such filings; provided, that insofar as any such information or documents are competitively sensitive, such information or documents may be provided directly to the relevant Governmental Bodies or, if required, on an outside counsel-to- counsel basis, in each case on a strictly confidential basis; (C) promptly supply (or cause its respective Affiliates to supply) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Bodies of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and the other applicable antitrust laws set forth on Schedule 7.3 and (2) obtain any required consents pursuant to such antitrust laws applicable to the transactions contemplated by this Agreement as soon as practicable. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other antitrust laws applicable to the Mergers, Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will (i) promptly inform the other party of any material communication received from any Governmental Body regarding the transactions contemplated by this Agreement in connection with such filings (and if in writing, furnish the other party with a copy of such communication), (ii) use its reasonable best efforts to respond as promptly as practicable to any request from any Governmental Body for information, documents or other materials in connection with the review of the HSR Act filings or the transactions contemplated hereby, (iii) provide to the other party, and permit the other party to review and comment in advance of submission, all proposed material correspondence and written communications to any Governmental Body with respect to the transactions contemplated hereby and (iv) not participate in any substantive meeting or discussion with any Governmental Body in respect of investigation or inquiry concerning the transactions contemplated hereby without giving the other party reasonable prior notice of such meeting or discussions and, except as prohibited by Applicable Law or Governmental Body, gives the other party the opportunity to attend and participate thereat. If any Party or Affiliate thereof receives a request for additional information or documentary material from the FTC, the DOJ or any Governmental Body with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other antitrust laws applicable to the transactions contemplated by this Agreement, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Parent shall pay all filing fees under the HSR Act and any other antitrust laws applicable to the transactions contemplated by this Agreement.

(b) Efforts. Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable During the Pre-Closing Period: (i) the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to satisfy the conditions set forth in Section 7, consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable; and (ii) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to satisfy the conditions set forth in Section 8, consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement.

For purposes of this Section 5.1, “reasonable best efforts” of Parent (or its Affiliates, if applicable) shall not require (nor shall anything in this Section 5.1 or otherwise in this Agreement require) Parent (or its Affiliates, if applicable) to (y) offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent (or its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable) on the other hand; and (2) any other restrictions on the activities of Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand; or (z) contest, defend, or appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers.

5.2 Retention Bonus Pool. Promptly following the Closing, Parent will, or will cause the Surviving LLC to, establish a retention bonus fund in an aggregate amount of $1,000,000 (the “Retention Bonus Amount”) from which retention bonuses will be reserved for the benefit of certain Continuing Employees (the “Retention Bonuses”). The Retention Bonuses shall be paid in accordance with the terms set forth on Exhibit N (the “Retention Bonus Terms”) and those contained in the form of retention bonus agreement attached hereto as Exhibit O (“Retention Bonus Agreement”). Notwithstanding the foregoing, each Continuing Employee for which a Retention Bonus is reserved will only earn and be paid his or her Retention Bonus if such Continuing Employee: (a) executes and delivers to Parent within thirty (30) days after the Closing Date a Retention Bonus Agreement; (b) remains employed by Parent or its Affiliates (including without limitation the Surviving LLC) on the date each installment of such Retention Bonus is paid in accordance with the vesting schedule specified in the applicable Retention Bonus Agreement; and (a) satisfies the other conditions to payment set forth in the Retention Bonus Agreement. To the extent any Continuing Employee does not satisfy the foregoing requirements, such Continuing Employee will not earn and will forfeit his or her rights to a Retention Bonus. For the avoidance of doubt, the Retention Bonus Amount shall be in addition to, and separate from, the Merger Consideration.

5.3 Parent Common Stock; CDIs.

(a) In the event one (1) or more shares of Parent Common Stock are listed on a US Trading Market at any time following the Closing (such date, the “US Trading Market Effective Date”), Parent hereby covenants and agrees (i) it shall take all actions necessary to permit the shares of Parent Common Stock that have been issued to Non-Dissenting Stockholders prior to the US Trading Market Effective Date (regardless of whether such shares of Parent Common Stock are held as Parent Common Stock or were converted into CDIs) to be freely tradable on the applicable US Trading Market within ten (10) days following the US Trading Market Effective Date, and (ii) that all shares of Parent Common Stock issued to Non-Dissenting Stockholders on or after the US Trading Market Effective Date will be freely tradable on the applicable US Trading Market upon the issuance of such shares.

(b) To the extent requested by any Effective Time Holder from time to time following the Closing, Parent shall take, or cause to be taken, all actions necessary, proper or advisable, in compliance with all regulations, to facilitate the conversion of such shares of Parent Common Stock into CHESS Depositary Interests (CDIs) for so long as Parent’s equity securities are traded on the Australian Stock Exchange.

5.4 RWI Policy. Parent shall take, or cause to be taken, all actions necessary, proper or advisable, in compliance with all regulations, to cause the RWI Policy to be issued by the applicable insurer to Parent as of the Closing. The Company shall take any reasonable action requested in writing by Parent to assist Parent in providing information and documentation to the issuer of the RWI Policy necessary for issuance of the RWI Policy. During the Pre-Closing Period, Parent shall keep the Securityholders’ Agent informed on a current basis of the status of Parent’s efforts to obtain the RWI Policy. Promptly after it is received by Parent, Parent shall deliver a copy of the RWI Policy to the Securityholders’ Agent. From and after the issuance of the RWI Policy, Parent shall not (and shall cause its Affiliates to not) amend, modify, terminate or waive any waiver of subrogation with respect to the Effective Time Holders (which, for the avoidance of doubt, shall not contain a waiver of subrogation against the Effective Time Holders with respect to fraud) set forth in the RWI Policy without the prior written consent of the Securityholders’ Agent, which consent may be granted, withheld, conditioned or delayed in the Securityholders’ Agent’s sole and absolute discretion.

5.5 Filing of UCC-1 Financing Statement. Parent shall take, or cause to be taken, all actions necessary, proper or advisable to cause the security interest granted under the Master Parent Promissory Note to be perfected as promptly as practicable following the Closing by the filing of a form UCC-1 financing statement (in a form acceptable to the Company prior to Closing) in the appropriate jurisdiction and in accordance with Section 4 of the Master Parent Promissory Note. Parent shall deliver evidence of the filing of such UCC-1 financing statement to Securityholders’ Agent promptly following such filing.

5.6 Company Preferred Stock Payments. In the event the amount of (i) the Per Share Closing Notes Amount plus (ii) the Per Share Closing Stock Amount (Preferred Stock Consideration) minus (iii) the Per Share Holdback Amount is less than $0.554, then the Company and Parent will work in good faith to amend the terms of this Agreement as applicable to ensure that each holder of Company Preferred Stock receives consideration at the Closing in accordance with the Company’s Organizational Documents then in effect. For the avoidance of doubt, in no event shall the amendment contemplated pursuant to this Section 5.6 have any impact on the amount of the Closing Consideration, and such amendment shall relate solely to the allocation of the Closing Consideration among the Effective Time Holders.

5.7 Further Action. If, at any time after the First Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, Surviving LLC or Parent with full right, title and possession of and to all rights and property of the Company and Merger Sub I, the officers and directors of the Surviving Corporation, the Surviving LLC and Parent shall be fully authorized (in the name of Merger Sub I, in the name of the Company and otherwise) to take such action.

6. TAX MATTERS

6.1 Liability for Taxes.

(a) Straddle Period Taxes. For purposes of this Agreement, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of Taxes that are either based upon or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable period ended with (and included) the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity or any “controlled foreign corporation” within the meaning of Section 957 of the Code in which the Company holds a beneficial interest shall be deemed to terminate at such time); and (ii) in the case of any other Taxes, such as ad valorem taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b) Transfer Taxes. All real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar transfer Taxes (“Transfer Taxes”) imposed on the transactions contemplated by this Agreement shall be borne one-half by the Effective Time Holders, which, in the case of the Effective Time Holders, shall be included in the calculation of Indebtedness, and one-half by Parent. Parent shall cause to be prepared and timely filed all Tax Returns required to be filed in connection with any Transfer Taxes.

6.2 Tax Matters.

(a) Tax Returns. The Company shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns for Pre-Closing Tax Periods with an original due date on or after the date of this Agreement but before the Closing Date (taking into account all extensions properly obtained); provided, that all such Tax Returns shall be prepared (or shall be caused to be prepared) in a manner consistent with prior tax accounting practices and methods of the Company (except to the extent that such practices or methods are not supported by at least a more likely than not position under applicable law or as otherwise provided by this Agreement). Following the Closing, Parent shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods ending on or before the Closing Date with an original due date after Closing (taking into account all extensions properly obtained) and for any Straddle Period (“Parent Prepared Tax Returns”). The Parent Prepared Tax Returns shall be prepared in a manner consistent with prior tax accounting practices and methods of the Company (except to the extent that such practices or methods are not supported by at least a more likely than not position under applicable law or as otherwise provided by this Agreement). Parent shall provide to the Securityholders’ Agent copies of all such Parent Prepared Tax Returns (including all relevant work papers) at least thirty (30) days prior to filing (unless any such Tax Return is due within forty-five (45) days of the Closing Date, in which case Parent shall provide such Tax Return to the Securityholders’ Agent as soon as reasonably practicable), shall permit the Securityholders’ Agent to review and comment on each such Parent Prepared Tax Return prior to filing and shall consider in good faith and incorporate all reasonable comments made by Securityholders’ Agent in writing to the Parent prior to the due date of such Parent Prepared Tax Return (provided such requested comments are supported by at least a more likely than not position under applicable law or as otherwise provided by this Agreement); provided, however, for the avoidance of doubt, Parent shall not provide Tax Returns to the Securityholders’ Agent that contains information other than with respect to the Company. The parties hereto acknowledge and agree that (i) to the extent applicable Tax laws so permit at a “more likely than not” or greater level of comfort, the parties will treat or elect to treat the taxable year of the Company as terminating on the Closing Date, (ii) any income Tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments funded with the Merger Consideration or made by the Company in connection with the transactions contemplated by this Agreement shall be allocable to the Taxable period (or portion thereof) ending on or prior to the Closing Date (or the portion of the period ending on the Closing Date with respect to a Straddle Tax Period) and be for the benefit of the Effective Time Holders, and (iii) the Company shall make a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy per cent (70%) safe- harbor to any expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f).

(b) Post-Closing Actions. Unless otherwise required pursuant to a settlement of an examination or audit proceeding, Parent shall not take (and following the Closing, Parent shall prevent the Company, the Surviving LLC and any of its Affiliates from taking) the following actions, without the prior written consent of the Securityholders’ Agent, if such action would reasonably be expected to form the basis for an indemnity claim under this Agreement: (i) amend or cause the amendment any Tax Return of the Company relating to a Tax period ending on or before the Closing Date (other than an amendment required to be made by applicable Law such as information Tax Returns or to the extent reasonably necessary for any officer of Parent to avoid personal liability); (ii) make or change any Tax election regarding the Company with respect to a Tax period ending on or before the Closing Date; (iii) file any Tax Return of the Company with respect to a Tax period ending before the Closing Date with an original due date before the Date of this Agreement (taking into account all extensions properly obtained); (iv) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Body regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company relating to a Tax period ending on or before the Closing Date; or (v) take any extraordinary action not contemplated by this Agreement or required by applicable law on the Closing Date after the closing that could reasonably be expected to give rise to or increase any Tax for which the Effective Time Holders could be expected to be liable (each a “Specified Tax Action”). Notwithstanding the foregoing, Parent may take any Specified Tax Action (i) if Parent provides written notice to the Securityholders’ Agent specifying in reasonable detail the proposed Specified Tax Action, (ii) the original underlying position is not supported by at least a substantial authority position (or similar standard under state or local law), and (iii) either the Securityholders’ Agent does not object within 30 days of receipt of the applicable written notice or to the extent any objection is resolved in favor of Parent pursuant to the following sentence. In the event the Securityholders’ Agent objects in whole or in part in writing within 30 days of receipt of the applicable written notice, then the dispute resolution provisions of Section 1.13(d), mutatis mutandis, for resolution, and such resolution shall be final and binding on the Parties. In the event the Securityholders’ Agent does not object, or to the extent following a dispute resolution in favor of Parent, Parent may take such Specified Tax Action and the Effective Time Holders shall be responsible for the amount of Pre-Closing Taxes related to Specified Tax Action (as provided in Article 10) but, notwithstanding the provisions of Article 10, the Effective Time Holders shall not be responsible for and not be required to pay any cost or expense, or other amount that would otherwise be treated as Damages, associated with such Specified Tax Action, such as the cost of investigation, filing of applicable Tax Returns or accounting or attorney fees. For the avoidance of doubt, nothing in this Section 6.2(b) shall prevent Parent from continuing any process or action (including any voluntary disclosure program or similar program or agreement) after the Closing Date, which process or action was commenced by the Company prior to the Closing.

(c) Tax Claims. Notwithstanding any provision of Section 10.6 to the contrary, Parent shall have the right (but not the obligation) to control any Tax audits, Tax disputes or administrative, judicial or other Legal Proceedings related to any Tax Return or Taxes of the Company for which the Effective Time Holders have indemnification obligations pursuant to this Agreement (each a “Tax Claim”), and shall have the right to employ counsel and other advisors of its choice and at its own expense; provided, that in the event that such Tax Claim could result in an indemnification obligation against the Effective Time Holders pursuant to this Agreement (i) Parent shall promptly notify the Securityholders’ Agent of any such Tax Claim, (ii) the Securityholders’ Agent shall have the right to fully participate in any such Tax Claim at its own expense and Parent shall provide appropriate access for the Securityholders’ Agent counsel or advisors to participate, (iii) Parent shall consider in good faith any recommendations of the Securityholders’ Agent (or its counsel or advisors) and (iv) Parent shall not settle or otherwise resolve such Tax Claim without the consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed). If Parent does not elect to proceed with the defense of any such Tax Claim, Securityholders’ Agent shall have the right (but not the obligation) to control any such Tax Claim at its own expense; provided, however, (x) the Securityholders’ Agent may not settle, adjust or compromise any such Tax Claim without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed), (y) Parent shall have the right to fully participate in any such Tax Claim at its own expense and the Securityholders’ Agent shall provide appropriate access for the Parent (or its counsel or advisors), and (z) the Securityholders’ Agent shall consider in good faith any recommendations of Parent (or its counsel or advisors). To the extent the provisions of this Section 6.2(c) conflict with the provisions of Section 10.6, the provisions of this Section 6.2(c) shall control.

(d) Tax Refunds. Any refunds of Taxes or credits for overpayment of Taxes, including any interest received from a Governmental Authority, attributable to any Pre-Closing Tax Period of the Company and that was paid prior to the Closing by the Company (or otherwise reflected as an adjustment to the Merger Consideration, such as included in Current Liabilities or Indebtedness) that is realized by Parent or any of its Affiliates shall be for the account of the Effective Time Holders, net of any Taxes and any reasonable out-of-pocket costs of the Company incurred in connection with obtaining such refund, unless such refund amounts or credits arise as the result of a carryback of a loss or other tax benefit generated in a Tax Period (or portion thereof) beginning after the Closing Date or are already included in the calculation of the Current Assets or otherwise taken into account in determining the Merger Consideration (a “Tax Refund”). To the extent that Parent or any Affiliate receives a Tax Refund, no later than thirty (30) days following receipt, Parent shall pay in cash to the Effective Time Holders (in accordance with their Pro Rata Shares) the amount of such Tax Refund. To the extent such Tax Refund (including for this purpose only the R&D Credit Amount (2019)) is subsequently disallowed or required to be returned (or not payable in the case of the R&D Credit Amount (2019)) to the applicable Governmental Authority, the Effective Time Holders agree to promptly repay the amount of such Tax Refund together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Parent (or in the case of the R&D Credit Amount (2019) as an offset against the Master Parent Promissory Note on a pro rata basis in accordance with each Effective Time Holder’s Pro Rata Share). In the event payment of such Tax Refund is reasonably expected to jeopardize the Intended Tax Treatment (as reasonably determined by the Securityholders’ Agent and written notice thereby is provided to the Parent prior to the payment of the Tax Refund), such amounts shall not be due and payable to the Effective Time Holders, but shall instead serve as an offset to any obligations of the Effective Time Holders under this Agreement unless and until such Tax Refund is offset or no longer is expected to jeopardize the Intended Tax Treatment (as reasonably determined by the Securityholders’ Agent and written notice thereof is provided to the Parent).

6.3 Assistance and Cooperation. After the Closing Date, each of the Securityholders’ Agent and Parent shall (and shall cause their respective Affiliates to):

(a) timely sign and deliver such certificates or forms as permitted by Applicable Law as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.2 relating to sales, transfer and similar Taxes;

(b) reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.2;

(c) cooperate fully in preparing for and defending any Tax Claims and audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries or Tax Refunds;

(d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its Subsidiaries; and

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; provided, that Parent shall only be obliged to furnish copies of such correspondence to the Securityholders’ Agent to the extent such audit or information request relates to Taxes for which the Effective Time Holders may be liable under the terms of this Agreement.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. Each of: (a) the Company Specified Representations shall be true and correct in all respects (after giving effect to any materiality,

Material Adverse Effect or similar qualification) as of the Closing as if made at and as of the Closing, other than any such Company Specified Representations that by their terms are made as of a specific earlier date, which shall be accurate in all respects as of such earlier date; and (b) the representations and warranties made by the Company contained in this Agreement (other than the Company Specified Representations) shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications therein) as of the Closing as if made at and as of the Closing, other than any such representations and warranties herein that by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date.

7.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Regulatory Approvals. All waiting periods (and any extensions thereof) or the required approvals applicable to the transactions contemplated hereby under the HSR Act or any other antitrust laws of the jurisdictions set forth on Schedule 7.3 shall have expired (or early termination shall have been granted) or been received.

7.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.5 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Votes, and such adoption and approval shall not have been withdrawn, rescinded or otherwise revoked.

7.6 Dissenting Shares. No more than 5% of the Company Capital Stock shall constitute Dissenting Shares.

7.7 Officer’s Certificate. Parent shall have received a certificate duly executed on behalf of the Company by the chief executive officer of the Company and dated as of the Closing Date, certifying that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been duly satisfied (the “Company Closing Certificate”).

7.8 Closing Documents. Parent shall have received the deliverables contemplated by Section 1.3(d) to be delivered by the Company at the Closing.

7.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Mergers or the other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect.

7.10 Section 280G Stockholder Approval. With respect to all Disqualified Individuals who have received or could become entitled to receive Section 280G Payments, copies of duly executed Parachute Payment Waiver Agreements by and between the Company and the applicable Disqualified Individual, and (B) evidence reasonably satisfactory to Parent that the shareholder vote described in Section 4.3(b) either approved or did not approve such Section 280G Payments.

7.11 Termination of Employee Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Requested Employee Plans required to be terminated pursuant to Section 4.6.

7.12 Employment Matters. (i) Each of the Signing Date Employment Agreements shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the applicable Key Employee, and none of the Key Employees shall have terminated his or her employment with the Company or any of its Subsidiaries, or taken any action toward terminating his or her employment with the Company or any of its Subsidiaries at or prior to the Closing, or with the Surviving Corporation, the Surviving LLC, Parent or any of their respect Subsidiaries following the Closing; and (ii) no more than 10% of the employees of the Company as of date of this Agreement shall have terminated his or her employment with the Company, or delivered written notice to the Company of his or her intent to terminate his or her employment with the Company at or prior to the Closing, or with the Surviving Corporation, the Surviving LLC, Parent or any of their respective Subsidiaries following the Closing.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of: (a) the Parent Specified Representations shall be true and correct in all respects (after giving effect to any materiality, material adverse effect or similar qualification) as of the Closing as if made at and as of the Closing, other than any such Parent Specified Representations that by their terms are made as of a specific earlier date, which shall be accurate in all respects as of such earlier date; and (b) the representations and warranties made by Parent and the Merger Subs contained in this Agreement (other than the Parent Specified Representations) shall be true and correct (without giving effect to any materiality, material adverse effect or other similar qualifications therein) as of the Closing as if made at and as of the Closing, other than any such representations and warranties herein that by their terms are made as of a specific earlier date, which shall have been accurate in as of such earlier date, except, in the case of this clause (b), for inaccuracies and breaches of such representations and warranties that would not reasonably be expected to have a material adverse effect on the ability of Parent and the Merger Subs, taken as a whole, to consummate the Mergers.

8.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Regulatory Approvals. All waiting periods (and any extensions thereof) or the required approvals applicable to the transactions contemplated hereby under the HSR Act or any other antitrust laws of the jurisdictions set forth on Schedule 7.3 shall have expired (or early termination shall have been granted) or been received.

8.4 Officer’s Certificate. The Company shall have received a certificate duly executed by an authorized officer of Parent and dated as of the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

8.5 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Votes.

8.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect.

9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the date that is 60 days following the date of this Agreement (the “End Date”); provided, however, if all the conditions set forth in Section 7 and Section 8 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing) except that the required approvals under the antitrust laws of the jurisdictions set forth on Schedule 7.3 have not been received by the End Date, then the End Date shall be automatically extended for an additional forty-five (45) days; provided, further, neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if (i) the failure to consummate the Mergers by the End Date results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein (including any failure to fulfill in any material respect any of its obligations under Section 5.1(a) and Section 5.1(b)) or (ii) the other party is seeking through a Legal Proceeding to specifically enforce this Agreement in accordance with Section 11.9 while any such Legal Proceeding is still pending;

(c) by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers such that the conditions set forth in Section 7.8 and Section 8.6 would not be satisfied; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if such party did not use reasonable best efforts to have such Order vacated prior to its becoming final and nonappealable;

(d) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate such that any condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred; provided, however, in the case of clauses “(i)” and “(ii)” only, an inaccuracy in any of the representations and warranties of the

Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of commercially reasonable efforts within thirty (30) calendar days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the applicable Company Cure Period, provided the Company, during the applicable Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the applicable Company Cure Period);

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of commercially reasonable efforts within thirty (30) calendar days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); or

(f) by Parent if any of the Required Merger Stockholder Votes are not obtained and delivered to Parent within 72 hours after the execution of this Agreement; provided, however, that the right of Parent to exercise the termination right set forth in this Section 9.1(f) shall expire and no longer be exercisable if not exercised prior to the time at which the Required Merger Stockholder Votes are obtained and delivered to Parent.

(g) by Parent if any of the Joinder Agreements from those Stockholders necessary for the Company to obtain the Required Merger Stockholder Votes as set forth in Section 9.1(f) are not obtained and delivered to Parent within five Business Days after the Company has provided the Information Statement to its Stockholders in accordance with Section 4.3(a); provided, however, that the right of Parent to exercise the termination right set forth in this Section 9.1(f) shall expire and no longer be exercisable if not exercised prior to the time at which such Joinder Agreements are obtained and delivered to Parent.

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or other Liability arising from any fraud, willful breach or intentional misrepresentation by such party of any provision contained in this Agreement occurring prior to the termination of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article 11.

10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) General Survival. Subject to Sections 10.1(b), 10.1(c), 10.1(e) and 10.1(f), the representations and warranties made by the Company, Parent and the Merger Subs in this Agreement and the representations and warranties set forth in the Company Closing Certificate (in each case other than the Company Specified Representations) shall survive the Effective Time until 11:59 pm (Pacific time) on the date that is 18 months following the Closing Date (the “Expiration Date”); provided, however, if, at any time on or prior to the Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on an alleged inaccuracy or breach, then the corresponding representations or warranties described in such Claim Notice shall survive the Expiration Date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(b) IP Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(f), the IP Representations shall survive the Effective Time until 11:59 p.m. (Pacific time) on the date that is 36 months following the Closing Date (the “IP Expiration Date”); provided, however, if, at any time on or prior to the expiration of the IP Expiration Date referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on an alleged inaccuracy or breach of the IP Representations, then the corresponding IP Representations described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(c) Company Specified Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(f), the Company Specified Representations shall survive the Effective Time until 11:59 p.m. (Pacific time) on the date of expiration of the applicable statute of limitations; provided, however, if, at any time on or prior to the expiration of the applicable period referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on an alleged inaccuracy or breach of any Company Specified Representations, then the corresponding Company Specified Representation described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(d) Covenants. Subject to Section 10.1(f), the covenants, agreements and obligations of the parties hereto contained in this Agreement (i) for which a time period is specified shall survive the Closing for such specified time period or until such covenant, agreement or obligation is waived and (ii) for which a time period is not specified shall survive the Closing until fully performed or waived; provided, however, in the case of each of clauses (i) and (ii), claims related to breaches of any such covenant, agreement or obligation shall survive the Closing for one-year after the expiration of the period in which they are required to be performed; provided, further, if, at any time on or prior to the expiration of the applicable period referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on any of the matters referred to in Section 10.2(a)(ii), then the corresponding covenants, agreements and obligations described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved.

(e) Other Indemnifiable Matters. Subject to Section 10.1(a), claims that arise directly or indirectly from or as a result of, or are directly or indirectly connected with any of the matters referred to in Sections 10.2(a)(ii) through Section 10.2(a)(viii), inclusive, shall survive the Effective Time until expiration of the applicable statute of limitations; provided, however, if, at any time on or prior to the expiration of the applicable period referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a Claim Notice asserting a right to indemnification under Section 10.2 based on any of the matters referred to in Sections 10.2(a)(ii) through Section 10.2(a)(viii), inclusive, then the corresponding representations, warranties, covenants, agreements and obligations or other indemnifiable matter described in such Claim Notice shall survive the applicable expiration date, only for purposes of such claim, until such time as such claim is fully and finally resolved

(f) Fraud. Notwithstanding anything to the contrary contained in this Agreement, any claim of fraud against the party committing such fraud shall survive the Effective Time until 11:59 p.m. (Pacific time) on the date of expiration of the statute of limitations (including any applicable extensions thereof) applicable to such matters.

10.2 Indemnification.

(a) Indemnification. From and after the Effective Time (but subject to Section 10.1 and the limitations set forth in this Section 10), each Effective Time Holder shall, severally and not jointly, hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages paid or incurred at any time by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any third party claim) to the extent resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement or (B) in the Company Closing Certificate;

(ii) any breach of any covenant or obligation of the Company in this Agreement required to be performed prior to the Effective Time;

(iii) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL, if applicable, including all costs and expenses incurred by the Company or Parent in connection with any Legal Proceeding or settlement in connection therewith (it being understood that if such claim is settled or a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such costs and expenses and such settlement or fair value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such costs and expenses and such settlement or fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5 hereof had they not been Dissenting Shares);

(iv) any Pre-Closing Taxes;

(v) any inaccuracy in the Merger Consideration Certificate;

(vi) any Company Transaction Expenses or any Indebtedness remaining unpaid at the Closing and not accounted for in the calculation of the Final Adjusted Closing Consideration;

(vii) any claim of an Effective Time Holder or former or alleged or purported holder of any Equity Interests in the Company, in his, her or its capacity as such, or of any other Person based upon a claim of ownership or rights to ownership of any Equity Interests in the Company (other than the right of Effective Time Holders to receive their respective Merger Consideration in accordance with the terms of this Agreement);and

(viii) any fraud committed by or on behalf of the Company in connection with or relating to the negotiation, execution, delivery or performance of this Agreement (“Company Fraud”).

10.3 Limitations.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) a Parent Indemnitee shall have no right to indemnification for Damages pursuant to Section 10.2(a)(i) (other than with respect to breaches of the Company Specified Representations), with respect to any particular matter unless and until the aggregate amount of all Damages suffered by such Parent Indemnitee hereunder exceeds $180,000 (the “Threshold”), whereupon the Parent Indemnitee shall be indemnified only for Damages in excess of the Threshold;

(ii) the Parent Indemnitees shall have no right to indemnification from the Effective Time Holders for any Damages pursuant to Section 10.2(a)(i) (other than with respect to breaches of the Company Specified Representations) in the aggregate in excess of the Indemnification Escrow Amount (it being understood that, for the avoidance of doubt, amounts deposited into the Indemnification Escrow Fund shall be considered included as part of such limit);

(iii) the Parent Indemnitees shall have no right to indemnification for Damages pursuant to Section 10.2(a)(i) with respect to breaches of Company Specified Representations in the aggregate in excess of 100% of the Merger Consideration actually received by the Effective Time Holders;

(iv) for all Damages, in the aggregate, with respect to breaches of the Company Specified Representations, the amount of the Effective Time Holders’ indemnification obligations, in the aggregate, to the Parent Indemnitees shall be calculated as follows: (a) the Effective Time Holders shall bear all Damages up to the remaining amount of the RWI Policy retention; (b) then the Parent Indemnitees shall use commercially reasonable efforts to recover any Damages in excess of the remaining amount of the RWI Policy retention, pursuant to the RWI Policy; (c) then, only after the Parent Indemnitees have exhausted commercially reasonable efforts to recover Damages under the RWI Policy, the Effective Time Holders shall bear any remaining Damages, subject, always, to the aggregate limitations otherwise set forth herein;

(v) the obligation of the Effective Time Holders to provide indemnification under Section 10.2(a)(i) shall be on a pro rata basis in accordance with each Effective Time Holder’s Pro Rata Share, subject to the limitations and other provisions specifically set forth in this Article 10;

(vi) each Effective Time Holder’s aggregate indemnification liability for Damages pursuant to this Agreement, including, without limitation, pursuant to Sections 10.2(a)(ii) through 10.2(a)(viii), inclusive, shall not exceed 100% of the aggregate Merger Consideration actually received by such Effective Time Holder (pre-taxes) (the “Maximum Cap”); provided, however, each Effective Time Holder’s liability for fraud committed by or on behalf of such individual Effective Time Holder, including fraud committed by such individual Effective Time Holder on behalf of the Company or any other Person (“Individual Fraud”) shall not be subject to the Maximum Cap; provided, further, no Effective Time Holder shall be directly liable for the Individual Fraud of any other Effective Time Holder; and

(vii) the Parent Indemnitees shall have no right to indemnification for Damages to the extent the cost or expense (or other amount that would otherwise constitute Damages) is not the responsibility of the Effective Time Holders pursuant to the penultimate sentence of Section 6.2(b).

(b) Notwithstanding anything in this Agreement to the contrary, no party (other than the Securityholders’ Agent) entitled to indemnification hereunder (an “Indemnified Party”) shall have any right or entitlement to indemnification from any party obligated to provide indemnification hereunder (the “Indemnitor”) for any Damages relating to any matter arising under the provisions of this Agreement to the extent that any such Indemnified Party or its successors and assigns had already recovered or otherwise had been reimbursed with respect to the same matter pursuant to any other provision of this Agreement. Without limiting the generality of the foregoing, notwithstanding anything to the contrary herein:

(i) the Parent Indemnitees shall not be entitled to indemnification under this Agreement with respect to any Damages to the extent that such Damages will be or were reflected in the calculation of the Adjusted Closing Consideration; and

(ii) all Damages under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Upon any Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 10, such Indemnified Party and its Affiliates shall utilize commercially reasonable efforts to mitigate the Damages which would reasonably be expected to result from such claim.

(d) Notwithstanding anything in this Agreement to the contrary, the amount of any Damages payable to a Parent Indemnitee under this Article 10 shall be reduced by (i) any amounts actually recovered by the Parent Indemnitees under any insurance policies (including the RWI Policy), net of any reasonable costs of collection as a direct result of such Damages, and (ii) any amounts recovered by the Parent Indemnitee under indemnification agreements or arrangements with third parties. With respect to any such insurance policies and subject to the terms thereof, the Surviving Corporation and Surviving LLC shall not, and the Parent shall cause the Surviving Corporation and Surviving LLC not to, cancel or terminate prior to the end of their then-current term any of such policies (including any directors’ and officers’ liability coverage) the premiums for which have been paid in full by the First Effective Time or are reserved for in the determination of the Closing Net Working Capital.

(e) Notwithstanding anything to the contrary contained in this Agreement, any qualifications in the representations, warranties and covenants of the Company in this Agreement with respect to a Material Adverse Effect, materiality, material or similar terms will not have any effect with respect to (i) the calculation of the amount of any Damages pursuant to this Agreement, or (ii) determining whether a breach has occurred.

10.4 Exclusivity of Remedy, Further Limitations and Source of Funds for Indemnification.

(a) Except in the case of fraud, the remedies set forth in Section 1.13 (Purchase Price Adjustment), this Article 10 (Indemnification, Etc.) and Section 11.9 (Remedies Cumulative; Specific Performance) shall be the sole and exclusive remedies of the Parent Indemnitees with respect to any and all matters covered by this Agreement or claims relating to this Agreement, the negotiations and events giving rise to this Agreement and the transactions provided for herein.

(b) Notwithstanding the other provisions of this Section 10.4, no Person shall be deemed to have waived any rights, claims, causes of action or remedies against another party hereto if and to the extent fraud is proven on the part of such party.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article 10, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Parent Indemnitees to make claims under or recover under the RWI Policy.

10.5 Notice of Claims.

(a) Any Indemnified Party shall, within the period provided for in Section 10.1, give the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder for Damages that is the subject of the Claim Notice. The Claim Notice shall include (if and to the extent then known) the amount and the method of computation of the amount of the Damages, a reference to the provision of this Agreement upon which such claim is based and all material documentation relevant to the claim (to the extent not previously provided under this Section 10.5). A Claim Notice shall be given promptly following the claimant’s determination that facts or events have occurred giving rise to a claim for indemnification hereunder; provided, however, the failure to give such written notice shall not relieve any Indemnitor of its obligations hereunder, except to the extent it shall have been prejudiced by such failure or is delivered after the periods provided for in Section 10.1.

(b) An Indemnitor (acting through the Securityholders’ Agent, in the case of indemnification sought by a Parent Indemnitee) shall have 30 days after the giving of any proper Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and to pay or cause to be paid such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disagrees with the existence of a claim of indemnification hereunder or the amount or method of determination for Damages set forth in the Claim Notice (the “Dispute Notice”). For a period of 30 days after the giving of any Dispute Notice, a representative of the Indemnitor and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 30 days after the date the Dispute Notice is given, the parties hereto may thereupon proceed to pursue any and all available remedies but subject to the limitations set forth in this Article 10. If the Indemnitor agrees to the Claim Notice pursuant to the immediately preceding clause (i), the parties hereto shall negotiate a settlement with respect to the matters set forth in the Claim Notice, or if the Indemnitor fails to provide a timely Dispute Notice pursuant to the immediately preceding clause (ii), then within three Business Days thereof the Indemnified Party shall be entitled to the amount set forth in the Claim Notice and the Securityholders’ Agent and Parent shall direct the Escrow Agent to remit funds (up to the maximum amount contained in the Indemnification Escrow Fund) from the Indemnification Escrow Fund to such Indemnified Party in accordance with this Article 10 and the Escrow Agreement.

(c) The provisions of this Section 10.5 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against an Indemnified Party, which claims shall be governed by Section 10.6.

10.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person (other than Parent or any of its Affiliates) of any claim or Legal Proceeding (whether against the Surviving Corporation, the Surviving LLC, the Company, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to Section 10 (a “Third Party Claim”), Parent shall have the right, in its sole discretion and at its election, to proceed with and control the defense of such Third Party Claim on its own with counsel. If Parent so proceeds with the defense of any such Third Party Claim:

(a) The Securityholders’ Agent and each Effective Time Holder shall make available to Parent any documents and materials in its possession or control that may be necessary to the defense of such Third Party Claim.

(b) Parent shall have the right in its sole discretion to settle, adjust, resolve or compromise such Third Party Claim without the consent of the Securityholders’ Agent; provided, however, no settlement, adjustment, resolution or compromise of a Third Party Claim shall be determinative of the existence or amount of any Damages incurred by the Parent Indemnitee in connection with such Third Party Claim or whether the Parent Indemnitee is entitled to indemnification pursuant to this Agreement in connection with such Third Party Claim unless the Securityholders’ Agent has consented in writing to such settlement or resolution (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold, condition or delay such consent). With respect to each such Third Party Claim that Parent is defending, Parent shall make available to the Securityholders’ Agent copies of complaints, pleadings, material notices and material third party communications, subject to execution by the Securityholders’ Agent of Parent’s standard form of nondisclosure agreement, and Parent shall keep the Securityholders’ Agent reasonably informed with respect to all material developments related to such Third Party Claim; provided, however, Parent shall have no obligation to provide any of the foregoing if: (1) providing any of such information would cause any loss of any attorney-client privilege, attorney work product privilege or any other legal privilege; (2) any of such information is subject to any confidentiality obligation that prohibits Parent from sharing such information with the Securityholders’ Agent; or (3) with respect to any claim or Legal Proceeding with a Governmental Body only, Parent reasonably determines that any of such information should remain confidential and should not be provided to the Securityholders’ Agent.

(c) If Parent does not elect to proceed with the defense of any such Third Party Claim, the Securityholders’ Agent may proceed with and control the defense of such Third Party Claim with counsel reasonably satisfactory to Parent; provided, however, the Securityholders’ Agent may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed).

(d) Parent shall give the Securityholders’ Agent prompt notice after discovery thereof of the commencement of any such Third Party Claim against Parent, Merger Sub, the Company or any other Parent Indemnitee; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under this Section 10 (except to the extent such failure materially prejudices the defense of such Third Party Claim).

10.7 Parent’s Right of Set-Off. Notwithstanding anything to the contrary in this Agreement, to the extent any Effective Time Holder has failed to timely pay any undisputed amounts required to be paid to Parent (or any other applicable Parent Indemnitee) by such Effective Time Holder under the terms of Section 1.13, this Section 10 or any other provision of this Agreement, Parent shall have the right to set-off such unpaid amounts against, and cause such amounts to be withheld and deducted from, any amounts otherwise payable to such Effective Time Holder under this Agreement (and the Securityholders’ Agent shall cooperate with Parent to effect the foregoing) (collectively, the “Parent Set-Off Rights”).

10.8 Exercise of Remedies Other Than by Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.9 Tax Treatment of Indemnity Payments. The parties agree to report each indemnification payment made in respect of any Damages as an adjustment to the Final Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect except as otherwise required by applicable law.

10.10 Release of Funds From Indemnification Escrow Fund Following the Escrow Release Date.

(a) If, after 11:59 p.m. (Pacific time) on the Expiration Date there are any funds remaining in the Indemnification Escrow Fund, the Effective Time Holders shall be entitled (on a pro rata basis based on their respective Pro Rata Share) to (i) such funds remaining in the Indemnification Escrow Fund minus (ii) the aggregate amount of all claims for indemnification set forth in each unresolved Claim Notice provided in good faith by a Parent Indemnitee, if any, prior to the Expiration Date (the “Indemnification Escrow Balance”).

(b) Promptly after the Expiration Date, Parent and the Securityholders’ Agent shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds to the Payment Agent, for the benefit of the Effective Time Holders in respect of their Pro Rata Share, an amount equal to the Indemnification Escrow Balance.

(c) If, as of the Expiration Date, there are any unresolved Claim Notices which have been provided in good faith by a Parent Indemnitee prior to the Expiration Date, the Escrow Agent shall retain funds in the Indemnification Escrow Fund for such unresolved Claim Notices in accordance with the terms of the Escrow Agreement until, with respect to each such Claim Notice, the matter underlying such Claim Notice is resolved, in which event Parent and the Securityholders’ Agent shall direct the Escrow Agent to make a distribution from the Indemnification Escrow Fund of the funds remaining in the Indemnification Escrow Fund applicable to such Claim Notice consistent with such final resolution to the Parent Indemnitees and/or to the Payment Agent for the benefit of each of the Effective Time Holders (each such release of funds, the “Resolved Claim Balance”). With respect to each Resolved Claim Balance, Parent and the Securityholders’ Agent shall provide a joint written instruction to the Escrow Agent to deliver, by wire transfer of immediately available funds to the Payment Agent for the benefit of the Effective Time Holders in respect of their Pro Rata Share, an amount equal to such Resolved Claim Balance.

11. MISCELLANEOUS PROVISIONS

11.1 Securityholders’ Agent.

(a) Appointment. By virtue of the adoption and approval of this Agreement and the Joinder Agreements, the Effective Time Holders irrevocably nominate, constitute and appoint Shareholder Representative Services LLC as the exclusive agent and true and lawful attorney in fact of the Effective Time Holders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of such Persons for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Escrow Agreement, the Securityholders’ Agent Engagement Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument. The Securityholders’ Agent hereby accepts its appointment as the Securityholders’ Agent.

(b) Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Persons (in the name of any or all of such Persons or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a) and the Securityholders’ Agent Engagement Agreement. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule.

(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 11.1(a) and the immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Securityholders’ Agent; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Effective Time Holders.

(d) Replacement. If the Securityholders’ Agent shall resign or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons holding a majority of the Pro Rata Shares), within ten (10) days after such inability, appoint a successor to the Securityholders’ Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e) Advisory Group; Indemnification of the Securityholders’ Agent. Certain Effective Time Holders have entered into an engagement agreement with the Securityholders’ Agent (the “Securityholders’ Agent Engagement Agreement”) to provide direction to the Securityholders’ Agent in connection with its services under this Agreement and the Escrow Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Effective Time Holders shall severally (based on their Pro Rata Shares), but not jointly, indemnify the Securityholders’ Agent against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholders’ Agent, the Securityholders’ Agent will reimburse the Effective Time Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholders’ Agent from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Effective Time Holders under this Agreement at such time as such amounts would otherwise be distributable to the Effective Time Holders; provided, that while the Securityholders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Effective Time Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Effective Time Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Agent or the termination of this Agreement. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions. Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”), shall be liable to any Effective Time Holder with respect to any action or omission taken or omitted to be taken by the Securityholders’ Agent in connection with the acceptance or administration of its responsibilities in connection with this Agreement and any agreements ancillary hereto, or the Securityholders’ Agent Engagement Agreement except to the extent resulting from the Securityholders’ Agent’s gross negligence or willful misconduct. The Securityholders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel.

(f) Expense Fund. The Expense Fund Amount shall be held by the Securityholders’ Agent as agent and for the benefit of the Effective Time Holders in a client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Representative Losses incurred pursuant to this Agreement or any Securityholders’ Agent letter agreement, (ii) paying any amount due from the Effective Time

Holders pursuant to Section 1.13(e)(i), or (iii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholders’ Agent any ownership right they may otherwise have had in any such interest or earnings. The Securityholders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of a bankruptcy. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, and in any event not later than the date on which all funds are released from the Indemnification Escrow Fund, the Securityholders’ Agent shall distribute the then remaining amount of the Expense Fund, if any, to the Payment Agent for further distribution to the Effective Time Holders and shall include instructions to the Payment Agent indicating the specific amounts to be distributed to each Effective Time Holder based on their respective Pro Rata Shares.

(g) Reliance by the Securityholders’ Agent. The Securityholders’ Agent shall be entitled to: (i) rely upon any signature of an Effective Time Holder believed by it to be genuine; (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder; and (iii) rely upon the Merger Consideration Certificate. The powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto. All actions taken by the Securityholders’ Agent under this Agreement shall be binding upon each Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement are waived.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 Fees and Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Mergers.

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by email transmission before 11:59 p.m. (recipient’s time) on the day sent by email; (c) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto); provided, however, in the case of each of the foregoing clauses “(b)” and “(c)”, any notice or other required or permitted communication provided via email shall be deemed properly delivered, given and received as of the date set forth in such clause only if such notice or other communication is also sent by one of the methods set forth in clauses “(a)”, “(d)” or “(e)” on the same date such notice is sent pursuant to clause “(b)” or “(c)”; provided, further, that with respect to any notice deliverable to the Securityholders’ Agent, such notice shall be delivered solely via email in accordance with this Section 11.4:

If to Parent or the Merger Subs (or the Surviving LLC following the Second Effective Time):

Life360, Inc.

539 Bryant Street, Suite 402

San Francisco, CA 94107

Attention: Chris Hulls

Email: chris@life360.com

and with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Attention: Mark W. Seneca; Gregory Heibel

Email: mseneca@orrick.com; gheibel@orrick.com

If to the Company:

Jio, Inc.

30 N Lasalle St., Suite 2630

Chicago, IL 60602

Attention: John Renaldi

Email: john@jiobit.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

321 N. Clark Street, Suite 3000

Chicago, IL 60654

Attention: Christopher Rasmussen

Email: crasmussen@foley.com

If to the Securityholders’ Agent:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Facsimile: (303) 623-0294

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

321 N. Clark Street, Suite 3000

Chicago, IL 60654

Attention: Christopher Rasmussen

Email: crasmussen@foley.com

11.5 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6 Counterparts and Exchanges by Electronic Transmission . This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.7 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in Section 11.7(b), any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.8 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) the Merger Subs and their respective successors and assigns (if any); and (d) the Securityholders’ Agent and its successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) the Merger Subs; and (iv) the respective successors and assigns (if any) of the foregoing. Parent and the Merger Subs may each freely assign any or all of its rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person; provided, that no such assignment shall relieve Parent or the Merger Subs of any obligation hereunder.

11.9 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the parties herein of any covenant, obligation or other provision set forth in this Agreement, each party: (a) shall be entitled to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

11.10 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, by the Company, Parent, the Merger Subs and the Securityholders’ Agent; and (b) after the Closing Date, by Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders). This Agreement may be amended by the parties hereto as provided in this Section 11.12 at any time before or after adoption of this Agreement by the Company’s stockholders, but, after such adoption, no amendment shall be made which by applicable Legal Requirements requires the further approval of the Company’s stockholders without obtaining such further approval.

11.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.14 Parties in Interest. Except as set forth in Section 11.8, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, the Merger Subs, the Company and their respective successors and assigns (if any).

11.15 No Public Announcement. Neither the Company nor the Securityholders’ Agent (nor any of their respective Affiliates) shall, without the approval of Parent, make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, however, the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Securityholders’ Agent shall be permitted to announce that it has been engaged to serve as the Securityholders’ Agent in connection herewith as long as such announcement does not disclose any of the other terms hereof.

11.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The parties hereto acknowledge and agree that, effective as of the Effective Time, the Confidentiality Agreement will automatically terminate and shall be null and void and of no force or effect.

11.17 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is readily apparent on the face of the disclosure that such information qualifies another representation and warranty of the Company in this Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Company that, in and of itself, such information is material to or outside the Ordinary Course or is required to be disclosed on the Disclosure Schedule. No disclosure in the Disclosure Schedule shall be deemed to create any rights in any third party.

11.18 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (ii) the use of the word “or” shall not be exclusive. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement; and (iii) unless otherwise specified, all references to money amounts are to lawful currency of the United States.

(d) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Parts,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e) GAAP. All references to accounting terms shall be interpreted in accordance with GAAP unless otherwise specified, and Parent shall not be obligated to use any calculation required hereunder to be made by the Company to the extent such calculation was not made in accordance with GAAP.

11.19 Legal Representation. Parent hereby acknowledges that the Company and the Effective Time Holders have been represented by Foley & Lardner LLP in connection with this Agreement and the transactions contemplated herein and that Foley & Lardner LLP has received confidential information pertaining to the Company in connection with such representation. The Company and Parent, on their own behalf and on behalf of their directors, managers, stockholders, members, partners, officers, employees and Affiliates, hereby (a) acknowledge and agree that, notwithstanding Foley & Lardner LLP’s prior representation of the Company and the Effective Time Holders, and Foley & Lardner LLP’s receipt of confidential information, Foley & Lardner LLP may continue to represent the Effective Time Holders, or any of them, after the Closing in connection with matters arising out of or related to this Agreement or the transactions contemplated herein, including, without limitation, in connection with any indemnification claim or other litigation matter arising hereunder which may or may not be adverse to the Company, and (b) waive any claim they have or may have that Foley & Lardner LLP has a conflict of interest or is otherwise prohibited from engaging in such representation. Parent and the Company, on their own behalf and on behalf of their directors, managers, stockholders, members, partners, officers, employees and Affiliates, also further agree that, as to all communications subject to attorney- client privilege among Foley & Lardner LLP and the Effective Time Holders and Company that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Effective Time Holders and may be controlled by the Securityholders’ Agent and shall not pass to or be claimed by Parent or the Company following the Closing. Notwithstanding the foregoing, in the event that dispute arises between Parent, the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Foley & Lardner LLP to such third party; provided, however, neither the Company nor Parent may waive such privilege without the prior written consent of the Securityholders’ Agent.

[Signature Page Follows]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

LIFE360, INC.

By:	/s/Chris Hulls
Name:	Chris Hulls
Title:	CEO

JIOBIT MERGER SUB I, INC.

By:	/s/Chris Hulls
Name:	Chris Hulls
Title:	CEO

JIOBIT MERGER SUB II, LLC

By:	/s/ Chris Hulls
Name:	Chris Hulls
Title:	CEO

JIO, INC.

By:	/s/ John Renaldi
Name:	John Renaldi
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
in its capacity as Securityholders’ Agent

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]